As filed with the Securities and Exchange Commission on January 23, 2014

Reg. No. 333- 190766

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONSUMER PORTFOLIO SERVICES, INC.

(Exact name of registrant as specified in its charter)

California	33-0459135
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Mark Creatura, General Counsel
19500 Jamboree Road	19500 Jamboree Road
Irvine, California 92612	Irvine, California 92612
(949) 753-6800	(949) 753-6800
Fax (949) 753-6897	Fax (949) 753-6897
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Renewable Unsecured Subordinated Notes	$50,000,000	(1)	$50,000,000	$6,820.00 (2)

(1)	The Renewable Unsecured Subordinated Notes will be issued in denominations selected by the purchasers in any amount equal to or exceeding $1,000.
(2)	A registration fee in the amount of $6820.00 was paid concurrently with the initial filing of this registration statement on August 21, 2013.

$50,000,000

Consumer Portfolio Services, Inc.

Three and Six Month Renewable Unsecured Subordinated Notes

One, Two, Three, Four, Five and Ten Year Renewable Unsecured Subordinated Notes
___________________________

We are offering our renewable unsecured subordinated notes to new purchasers and existing noteholders. We are offering the notes for cash and as renewals of previously-issued or to-be-issued notes, up to a maximum of $50,000,000 in aggregate principal amount (inclusive of renewals). As of the date of this prospectus, we are offering the notes with maturities ranging from three months to ten years. However, depending on our capital needs, notes with certain terms may not always be offered. We will establish interest rates on the notes offered in this prospectus from time to time in interest rate supplements to this prospectus. Our filing such an interest rate supplement will not affect the interest rates applicable to any notes previously sold.

The notes are unsecured obligations and your right to payment is subordinated in right of payment to substantially all of our existing and future indebtedness, other than our issued and outstanding renewable unsecured subordinated notes, each of which is pari passu in right of payment with the notes offered hereby. As of December 31, 2012, we had approximately $935.2 million of debt outstanding that is senior to the notes, of which approximately $885.1 million was issued by our consolidated special purpose entities. Including accounts payable, accrued expenses and an additional approximately $7.5 million of debt that does not appear on our consolidated financial statements (which was issued by our off-balance sheet special purpose entities), we had approximately $960.5 million of outstanding obligations senior to the notes. As of September 30, 2013, we had approximately $1,197.4 million of debt outstanding that is senior to the notes, of which approximately $1,158.4 million was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $1,231.2 million of outstanding obligations senior to the notes.

Upon maturity, your notes will be automatically renewed for the same term as your maturing notes. The interest rate will be what we are then offering to other investors with similar aggregate note portfolios for notes of the same term, as described on the next page or specified in the most recently filed interest rate supplement, unless we elect not to have your notes renewed or unless you notify us within 15 days after the maturity date for your notes that you want your notes repaid. If notes of the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before maturity or, if no such rate is specified, the rate of the existing note. The interest rate on your renewed note may differ from the interest rate applicable to your note during the prior term. After giving you thirty days’ advance notice, we may redeem all or a portion of your notes for their original principal amount plus accrued and unpaid interest. You also may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we are currently prohibited by contract from making any such repurchases. See “Description Of The Notes - Redemption or Repurchase Prior To Stated Maturity - Repurchase At Request of Holder.”

We will market and sell the notes directly to the public. The notes will not be listed on any securities exchange or quoted on Nasdaq or any over-the-counter market. We do not intend to make a market in the notes and we do not anticipate that a market in the notes will develop. There will be significant restrictions on your ability to transfer or resell the notes. We have not requested a rating for the notes; however, third parties may independently rate them.

The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity. Investing in the notes involves risks, which are described in “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100.00%	100.00%
Selling agent commissions	none	none
Proceeds to CPS, before expenses	100.00%	100.00%

See “Plan of Distribution” for a description of anticipated expenses to be incurred in connection with our offering and selling the notes. There will be no underwriting discount. We are not required to sell any specific number or dollar amount of notes in order to accept subscriptions.

We are offering these notes to investors in the United States of America, other than in the states of Alabama, Alaska, Arizona, Delaware, Kentucky, Maryland, Massachusetts, Montana, Nebraska, Nevada, New Hampshire, New Jersey, North Dakota, Oregon, Rhode Island, Utah, Virginia, Washington, West Virginia and Wyoming.

The date of this Revised Prospectus is _______, 2014

We will issue the notes in book-entry or uncertificated form. Subject to certain limited exceptions, you will not receive a certificated security or a negotiable instrument that evidences your notes. We will deliver written confirmations to purchasers of the notes. Wells Fargo Bank, National Association, Minneapolis, Minnesota, will act as trustee for the notes.

This prospectus dated ______, 2014 is a part of an amendment to a registration statement that we filed with the U.S. Securities and Exchange Commission on January 23, 2014. See “Where You Can Find More Information” on page 5.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and from our reports filed with the SEC, and may not contain all the information that may be important to you. You should read the entire prospectus and the other information that is incorporated by reference into this prospectus before making an investment decision. Certain industry terms that we use are defined in the glossary, which begins on page 34.

CPS

We are a specialty finance company. Our business is to purchase and service retail automobile contracts originated primarily by franchised automobile dealers and, to a lesser extent, by select independent dealers in the United States in the sale of new and used automobiles, light trucks and passenger vans. Through our automobile contract purchases, we provide indirect financing to the customers of dealers who have limited credit histories, low incomes or past credit problems, who we refer to as sub-prime customers. We serve as an alternative source of financing for dealers, facilitating sales to customers who otherwise might not be able to obtain financing from traditional sources, such as commercial banks, credit unions and the captive finance companies affiliated with major automobile manufacturers. In addition to purchasing installment purchase contracts directly from dealers, we have also (i) acquired installment purchase contracts in three merger and acquisition transactions, (ii) purchased immaterial amounts of vehicle purchase money loans from non-affiliated lenders, and (iii) directly originated an immaterial amount of vehicle purchase money loans by lending money directly to consumers. In this prospectus, we refer to all of such contracts and loans as "automobile contracts."

We were incorporated and began our operations in March 1991. From inception through December 31, 2012 we have purchased a total of approximately $9.6 billion of automobile contracts from dealers. In addition, we obtained a total of approximately $822.3 million of automobile contracts in mergers and acquisitions in 2002, 2003, 2004 and, most recently in September 2011. The September 2011 acquisition consisted of approximately $217.8 million of automobile contracts that we purchased from Fireside Bank of Pleasanton, California.. In 2004 and 2009, we were appointed as a third-party servicer for certain portfolios of automobile contracts originated and owned by entities not affiliated with us. From 2008 through 2010, our managed portfolio decreased each year due to our strategy of limiting contract purchases to conserve our liquidity during the financial crisis and the following recession, as discussed further below. However, since October 2009, we have gradually increased contract purchases, which, in turn has resulted in increases in our managed portfolio. Recent contract purchase volumes and managed portfolio levels are shown in the table below :

Contract Purchases and Outstanding Managed Portfolio
	$ in thousands
Year	Contracts Purchased in Period	Managed Portfolio at Period End
2008	$296,817	$1,664,122
2009	8,599	1,194,722
2010	113,023	756,203
2011	284,236	794,649
2012	551,743	897,575

We incurred net losses every quarter from the quarter ended September 30, 2008 through the quarter ended September 30, 2011. We have since recorded positive earnings for every subsequent quarter, through September 30, 2013; however, there can be no assurance as to future earnings. We were adversely affected by the financial crisis and the subsequent economic recession affecting the United States as a whole, by increased financing costs and decreased availability of capital to fund our purchases of automobile contracts (which factors have been ameliorated in part after the end of 2009), and by a decrease in the overall level of sales of automobiles and light trucks. We identify important factors that could cause actual results to differ, generally in the “Risk Factors” section of this prospectus, and more specifically under the caption “Forward-Looking Statements.”

We purchase automobile contracts with the intention of placing them into securitizations. Securitizations are transactions in which we sell a specified pool of automobile contracts to a special purpose entity of ours, which in turn issues asset-backed securities to fund the purchase of the pool of automobile contracts from us. Depending on the structure of the securitization, the transaction may be properly accounted for as a sale of the automobile contracts or as a secured financing. During 2013, and through the date of this Prospectus, we completed four securitizations of approximately $778.0 million in contracts, including $7.4 million in contracts that we repurchased in 2013 from a 2008 securitization. During 2012 we completed four securitizations of approximately $603.5 million in contracts, including $58.2 million in contracts that we repurchased in 2012 from 2006 and 2007 securitizations. During 2011, we completed three securitizations of approximately $335.6 million in newly originated contracts. These securitizations all were structured as secured financings and represented our first securitizations of new automobile contracts since 2008 .

We are headquartered in Irvine, California, where most operational and administrative functions are centralized. Most credit and underwriting functions are performed in our California headquarters, with some credit functions performed in our Florida office. We service our automobile contracts from our California headquarters and from three servicing branches in Virginia, Florida and Illinois. Our principal executive offices are located at 19500 Jamboree Road, Irvine, California 92612, and our telephone number is (949) 753-6800.

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The Offering

Issuer	Consumer Portfolio Services, Inc.

Trustee	Wells Fargo Bank, National Association

Selling Agent	None

Paying Agent	Wells Fargo Bank, National Association

Securities Offered	Renewable Unsecured Subordinated Notes. The notes represent our unsecured promise to repay principal at maturity and to pay interest during the term or at maturity. By purchasing a note, you are lending money to us without any collateral security.

Method of Purchase	Prior to your purchase of notes, you will be required to complete a subscription agreement that will set forth the principal amount of your purchase, the term of the notes and certain other information regarding your ownership of the notes. The form of subscription agreement is filed as an exhibit to the registration statement of which this prospectus is a part. We will mail you written confirmation that your subscription has been accepted.

Denomination	You may choose the denomination of the notes you purchase in any principal amount of $1,000 or more, including odd amounts.

Offering Price	100% of the principal amount per note.

Rescission Right	You may rescind your investment within five business days of the postmark date of your purchase confirmation without incurring an early redemption penalty. In addition, if your subscription agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, you will be able to rescind your investment subject to the conditions set forth in this prospectus. See “Description of the Notes — Rescission Right” for additional information.

Maturity	You may generally choose maturities for your notes of 3 or 6 months or 1, 2, 3, 4, 5 or 10 years; however, depending on our capital requirements, we may not sell notes of all maturities at all times.

Interest Rate	The interest rate of the notes will be established at the time you purchase them, or at the time of renewal, based upon the rates we are offering in our latest interest rate supplement to this prospectus, and will remain fixed throughout each term. We may offer higher rates of interest to investors with larger aggregate note portfolios, as set forth in the then current interest rate supplement.

Interest Payment Dates	You may choose to receive interest payments monthly, quarterly, semiannually, annually or at maturity. If you choose to receive interest payments monthly, you may choose the day on which you will be paid. Subject to our approval, you may change the interest payment schedule or interest payment date once during each term of your notes.

Principal Payment	We will not pay principal over the term of the notes. We are obligated to pay the entire principal balance of the outstanding notes upon maturity.

Payment Method	Principal and interest payments will be made by direct deposit to the account you designate in your subscription documents.

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Renewal or Redemption at Maturity

Upon maturity, the notes will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate note portfolios for notes of the same maturity, unless we notify you prior to the maturity date that we intend to repay the notes, or unless you notify us prior to the maturity date that you want your notes repaid.

You may also require repayment by notice to us within 15 days after the maturity date. This 15 day period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective.

If notes with similar terms are not being offered at the time of renewal, the interest rate upon renewal will be (a) the rate specified by us on or before the maturity date or (b) if no such rate is specified, the rate of your existing notes. The interest rate being offered upon renewal may, however, differ from the interest rate applicable to your notes during the prior term. See “Description of the Notes — Renewal or Redemption on Maturity.”

Optional Redemption or Repurchase	After giving you 30 days’ prior notice, we may redeem some or all of your notes at a price equal to their original principal amount plus accrued but unpaid interest.

You may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we are currently prohibited by contract from making any such repurchases.

See “Description of Notes — Redemption or Repurchase Prior To Stated Maturity- Repurchase At Request of Holder.”

Consolidation, Merger or Sale	Upon any consolidation, merger or sale of our company, we will either redeem all of the notes or our successor will be required to assume our obligations to pay principal and interest on the notes pursuant to the indenture for the notes. For a description of these provisions see “Description of the Notes - Consolidation, Merger or Sale.”

Ranking; No Security	The notes:

• are unsecured;

• rank junior to our existing and future secured debt, including the debt of our special purpose entities;

• rank junior to our existing and future senior unsecured debt, including debt we may incur under our existing and future credit facilities; and

• rank pari passu to our issued and outstanding renewable unsecured subordinated notes.

As of September 30, 2013, we had approximately $1,197.4 million of debt outstanding that is senior to the notes, of which approximately $1,158.4 million was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $1,231.2 million of outstanding obligations senior to the notes. As of December 31, 2012, we had approximately $935.2 million of debt outstanding that is senior to the notes, of which approximately $885.1 million was issued by our consolidated special purpose entities. Including accounts payable, accrued expenses and an additional approximately $7.5 million of debt that does not appear on our consolidated financial statements (which was issued by our off-balance sheet special purpose entities and was retired prior to September 30, 2013), we had approximately $960.5 million of outstanding obligations senior to the notes. See “Capitalization.”

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Limited Restrictive Covenants

The indenture governing the notes contains very limited restrictive covenants. One of these covenants prohibits us from paying dividends on our capital stock if there is an event of default with respect to the notes or if payment of the dividend would result in an event of default. We are not restricted from entering into qualified sales or financing transactions or incurring additional indebtedness.

The covenants set forth in the indenture are more fully described under “Description of Notes — Restrictive Covenants.” These covenants have significant exceptions. We do not plan to issue any debt that is subordinate to the notes.

Use of Proceeds	If all the notes are sold, we would expect to receive up to approximately $49.7 million of net proceeds from this offering after paying the estimated offering expenses. To the extent that we sell the notes in exchange for outstanding notes, our net proceeds will be correspondingly reduced. The exact amount of net proceeds also may vary considerably depending on how long the notes are offered and other factors. We intend to use the net proceeds to fund the purchase of automobile contracts and for other general corporate purposes, which may include the payment of general and administrative expenses. See “Use of Proceeds.”

Absence of Public Market and Restrictions on Transfers

There is no existing market for the notes.

We do not anticipate that a secondary market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system, including without limitation the OTC Bulletin Board or any over-the-counter market.

You will be able to transfer or pledge the notes only with our prior written consent. See “Description of the Notes - Transfers.”

Book Entry	The notes will be issued in book entry or uncertificated form only. Except under limited circumstances, the notes will not be evidenced by certificated securities or negotiable instruments. See “Description of the Notes — Book Entry Registration and Transfers.”

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus. Specifically, we are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2013;
•	Our Current Reports on Form 8-K filed with the SEC on February 4 , February 25, March 7, April 12, April 16, April 24, June 7, June 25, October 4, October 23 (as amended October 30), November 12 and December 24, 2013 (the last as amended January 22, 2014); and
•	Our definitive proxy statement filed with the SEC March 20, 2013.

You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities.

Any statement contained in this prospectus or in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that any of the following modifies or supersedes a statement in this prospectus or incorporated by reference in this prospectus:

•	in the case of a statement in a previously filed document incorporated by reference in this prospectus, a statement contained in this prospectus;
•	a statement contained in any accompanying prospectus supplement relating to our offering of the notes; or
•	a statement contained in any other subsequently filed document that is also incorporated by reference in this prospectus.

Any modified or superseded statement will not be deemed to constitute a part of this prospectus or any accompanying prospectus supplement, except as modified or superseded. Except as provided by the above mentioned exceptions, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon his or her written or oral request, a copy of any or all of the documents incorporated in this prospectus by reference, other than exhibits to the documents, unless the exhibits are incorporated specifically by reference in the documents. We will provide those documents, including any exhibits that are incorporated by reference into those documents, without cost to the requester.

Requests for copies should be directed to:	You may also obtain copies of any of such reports at our website, free of charge, at

Consumer Portfolio Services, Inc.
19500 Jamboree Road	http://www.consumerportfolio.com/investorinfo.htm.
Irvine, California 92612
Attention: Corporate Secretary
(949) 753-6800
notesinfo@consumerportfolio.com

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and at our website at http://www.consumerportfolio.com/investorinfo.htm.

We have also filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the notes offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

5

RISK FACTORS

The risks described below set forth the material risks associated with the purchase of notes and our company. Before you invest in the notes, you should carefully consider these risk factors, as well as the other information regarding the notes and the company contained in this prospectus and in the documents incorporated by reference into this prospectus.

Risk Factors Relating to the Notes

Because of their characteristics, the notes may not be a suitable investment for you.

The notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing notes. The characteristics of the notes, including maturity, interest rate and lack of liquidity, may not satisfy your investment objectives. The notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the notes in relation to your other investment holdings and the diversity of those holdings.

Because the notes rank junior to substantially all of our existing and future debt and other financial obligations, your notes will lack priority in payment.

Your right to receive payments on the notes is junior to substantially all of our existing indebtedness and future borrowings (including debt of our special purpose entities). Your notes will be subordinated to the prior payment in full of all of our other debt obligations, other than our issued and outstanding renewable unsecured subordinated notes, and your notes will be pari passu in right of payment with our issued and outstanding renewable unsecured subordinated notes. As of September 30, 2013, we had approximately $1,197.4 million of debt outstanding that is senior to your notes, of which approximately $1,158.4 million was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $1,231.2 million of outstanding obligations senior to your notes. As of December 31, 2012, we had approximately $935.2 million of debt outstanding that is senior to your notes, of which approximately $885.1 million was issued by our consolidated special purpose entities. Including accounts payable, accrued expenses and an additional approximately $7.5 million of debt that does not appear on our consolidated financial statements (which was issued by our off-balance sheet special purpose entities and was retired prior to September 30, 2013), we had approximately $960.5 million of outstanding obligations senior to your notes. We may also incur substantial additional indebtedness in the future that would also rank senior to your notes. Because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to make payments to you under the notes only after all payments had been made on all of our secured and unsecured indebtedness and other obligations that are senior to the notes. Sufficient assets may not remain after all such senior payments have been made to make any payments to you under the notes, including payments of interest when due or principal upon maturity.

Because there will be no trading market for the notes and because transfers of the notes require our consent, it may be difficult to sell your notes.

Your ability to liquidate your investment is limited because of transfer restrictions, the lack of a trading market and the limitation on repurchase requests prior to maturity. Your notes may not be transferred without our prior written consent. In addition, there will be no trading market for the notes. Due to the restrictions on transfer of the notes and the lack of a market for the sale of the notes, even if we permitted a transfer, you might be unable to sell, pledge or otherwise liquidate your investment. We are currently subject to contractual restrictions that prohibit us from repurchasing notes except in the case of death or total permanent disability of the related holder. In any event, the total principal amount of notes that we would be required to repurchase in any calendar quarter, for any reason, will be limited to the greater of $1 million or 2% of the aggregate principal amount of all notes outstanding at the end of the previous quarter. See “Description of the Notes.”

6

Because the notes will have no sinking fund, collateral security, insurance or guarantee, you may lose all or a part of your investment in the notes if we do not have enough cash to pay the notes.

There is no sinking fund, collateral security, insurance or guarantee of our obligation to make payments on the notes. The notes are not secured by any of our assets. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the notes. The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the notes, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. Our cash flow from operations could be impaired under the circumstances described under “—Risks Related to Our Business”. If our cash flow from operations and other sources of funds are not sufficient to pay any amounts owed under the notes, then you may lose all or part of your investment.

The notes will automatically renew unless you request repayment.

Upon maturity, the notes will be automatically renewed for the same term as your maturing note and at an interest rate that we are offering at that time to other investors with similar aggregate note portfolios for notes of the same term, unless we notify you prior to the maturity date that we intend to repay the notes or you notify us within 15 days after the maturity date that you want your notes repaid. This 15 day period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective. If notes with the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be lower than the interest rate of your original note. Any requests for repurchases after your notes are renewed will be subject to contractual restrictions that presently prohibit us from making any such repurchases and, in any event, to limitations on the amount of notes we would be willing to repurchase in any calendar quarter.

Because we have substantial indebtedness that is senior to the notes, our ability to pay the notes may be impaired.

We have now and, after we sell these notes, we will continue to have a substantial amount of indebtedness. At September 30, 2013 and December 31, 2012, we had approximately $1,218.0 million and $958.5 million of debt outstanding, respectively, comprising (in thousands):

	September 30, 2013	December 31, 2012
Warehouse lines of credit (1)	26,959	21,731
Subordinated renewable notes	20,640	23,281
Residual interest financing (1)	20,000	13,773
Securitization trust debt (1)	1,094,559	792,497
Debt secured by receivables measured at fair value (1)	16,888	57,107
Senior secured debt, related party	38,963	50,135
Senior secured debt, related party debt	1,218,009	958,524
Off-balance sheet securitization trust debt (1)(2)	–	7,467
Total on and off-balance sheet debt	1,218,009	965,991

(1) Debt obligations of our special purpose entities

(2) Debt obligations of our special purpose entities where the securitization transactions were structured as sales for accounting purposes

Our debt to net worth ratio at September 30, 2013 was 14.9 (excluding all securitization trust debt and debt secured by receivables measured at fair value, our debt to net worth ratio was 1.3, and our ratio of earnings to fixed charges, including interest expense on the above-mentioned debt, was 1.56. Our debt to net worth ratio at December 31, 2012 was 15.6 (including all debt issued by off-balance sheet special purpose entities our debt to net worth ratio was 15.8, and excluding all securitization trust debt and debt secured by receivables measured at fair value, our debt to net worth ratio was 1.8), and our ratio of earnings to fixed charges, including interest expense on the above-mentioned debt, was 1.11. See “Ratio of Earnings to Fixed Charges.”

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Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes by, among other things:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting our ability to borrow additional funds.

Although we believe we will generate sufficient free cash flow to service this debt and our obligations under the notes, there is no assurance that we will be able to do so. If we do not generate sufficient operating profits, our ability to make required payments on our senior debt, as well as on the debt represented by the notes described in this prospectus, may be impaired.

If we incur substantially more indebtedness that is senior to your notes, our ability to pay the notes may be impaired.

Subject to limitations contained in our credit facilities and in the indenture, we may incur substantial additional indebtedness in the future. The indenture for the notes does not prohibit us from incurring additional indebtedness. Any such borrowings would be senior to the notes. If we borrow more money, the risks to noteholders described in this prospectus could intensify.

Our management has broad discretion over the use of proceeds from the offering.

We expect to use the proceeds from the offering to fund the purchase of automobile contracts and for other general corporate purposes, which may include the payment of general and administrative expenses. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used. See “Use of Proceeds.”

Because we are subject to many restrictions in our existing credit facilities, our ability to pay the notes may be impaired.

The terms of our existing credit facilities and our securitization trust debt impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. The indenture for the notes also imposes certain limited restrictions on our ability and that of our subsidiaries to take certain actions. Such terms and restrictions may be amended or supplemented from time to time without requiring any notice to or consent of the holders of the notes or the trustee. These restrictions may have an adverse impact on our business activities, results of operations and financial condition. These restrictions may also significantly limit or prohibit us from engaging in certain transactions, including the following:

•	incurring or guaranteeing additional indebtedness;
•	making capital expenditures in excess of agreed upon amounts;
•	paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;
•	making investments;
•	creating or permitting liens on our assets or the assets of our subsidiaries;
•	issuing or selling capital stock of our subsidiaries;
•	transferring or selling our assets;
•	engaging in mergers or consolidations;
•	permitting a change of control of our company;
•	liquidating, winding up or dissolving our company;
•	changing our name or the nature of our business, or the names or nature of the business of our subsidiaries; and
•	engaging in transactions with our affiliates outside the normal course of business.

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These restrictions may limit our ability to obtain additional sources of capital, which may limit our ability to repay the notes. In addition, the failure to comply with any of the covenants of our existing credit facilities or the indenture or to maintain certain indebtedness ratios would cause a default under one or more of our credit facilities and may cause a default under the indenture or our other debt agreements that may be outstanding from time to time. A default, if not waived, could result in acceleration of the related indebtedness, in which case such debt would become immediately due and payable. A continuing default or acceleration of one or more of our credit facilities, the indenture or any other debt agreement, will likely cause a default under the indenture and other debt agreements that otherwise would not be in default, in which case all such related indebtedness could be accelerated. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance our indebtedness. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not be sufficient to refinance all of our indebtedness as it becomes due. Complying with these covenants may cause us to take actions that are not favorable to holders of the notes. See “Description of the Notes – Restrictive Covenants.”

Because there are limited restrictions on our activities under the indenture, you will have only limited protections under the indenture.

In comparison to the restrictive covenants that are imposed on us by our existing credit facilities and other borrowing arrangements, the indenture governing the notes contains relatively minimal restrictions on our activities. In addition, the indenture contains only limited events of default other than our failure to timely pay principal and interest on the notes. Because there are only very limited restrictions and limited events of default under the indenture, we will not be restricted from issuing additional debt senior to your notes or be required to maintain any ratios of assets to debt in order to increase the likelihood of timely payments to you under the notes. Further, if we default in the payment of the notes or otherwise under the indenture, you will likely have to rely on the trustee to exercise your remedies on your behalf. You may not be able to seek remedies against us directly. See “Description of the Notes – Events of Default.”

If we fail to maintain a positive net worth, a majority of the holders of our previously issued renewable notes would have the right to declare an event of default.

Unlike the indenture for our renewable unsecured subordinated notes issued prior to August 1, 2010, the indenture for the notes offered hereby does not contain any financial covenants relating to our net worth. Accordingly, we will not be required to maintain a positive net worth. However, if we were to fail to maintain a positive net worth, a majority of the holders of our renewable unsecured subordinated notes that were issued prior to August 1, 2010 would have the right to declare an event of default under the related indenture and accelerate the maturity of their notes. Any such acceleration may have a material and adverse effect on our liquidity, which could impair our ability to make payments on the notes offered hereby. As of September 30, 2013, an aggregated principal amount of $565,000 of such notes were outstanding, and our net worth was $81.7 million.

Because we may redeem the notes at any time prior to their maturity, you may be subject to reinvestment risk.

We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to you. The notes would be redeemed at 100% of the principal amount plus accrued but unpaid interest up to but not including the redemption date. Any such redemption may have the effect of reducing the income or return on investment that any investor may receive on an investment in the notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the notes. See “Description of the Notes – Redemption or Repurchase Prior To Stated Maturity.”

Under certain circumstances, you may be required to pay taxes on accrued interest on the notes prior to receiving a sufficient amount of cash interest payments.

If you choose to have interest on your note paid at maturity and the term of your note exceeds one year, you may be required to pay taxes on the accrued interest prior to our making any interest payments to you. You should consult your tax advisor to determine your tax obligations.

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Our Directors, Officers And Other Creditors Have Interests That May Conflict With Yours

Our officers, directors and certain of our creditors collectively have beneficial ownership of significant amounts of our common stock.  Through that ownership and as officers and directors, such persons are able to influence or determine the management and policies of the corporation.  The interests of such persons, in their capacities as creditors, shareholders, or both, may differ significantly from the interest of other investors.  In particular, the interests of senior secured creditors may conflict with the interests of holders of the notes, as senior creditors may be entitled to receive repayment of our indebtedness to them regardless of whether we generate sufficient cash to repay the notes.  Conversely, the interests of our shareholders may conflict with the interests of holders of the notes, as shareholders’ entitlement to distributions is subordinate to the rights of holders of the notes.  These conflicts are mitigated, though not eliminated, by the fact that any creditor that also owns shares of our common stock stands on both sides with respect to the holders of the notes: such a creditor holds both interests that are senior to, and interests that are subordinate to, the interests of holders of the notes.  Also, as officers and directors, such persons are subject to the fiduciary duties imposed by generally applicable corporation law.

Risk Factors Relating to CPS

We remind you that there are substantial risk factors relating to our business generally, in addition to those described above relating specifically to the Notes.

Our business, operating results and financial condition could be adversely affected by any of the following specific risks. In addition to the risks described below, we may encounter risks that are not currently known to us or that we currently deem immaterial, which may also impair our business operations.

Risks Related to Our Business

We Require a Substantial Amount of Cash to Service Our Substantial Debt.

To service our existing substantial indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors, including our successful financial and operating performance. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include, without limitation:

•	the economic and competitive conditions in the asset-backed securities market;
•	the performance of our current and future automobile contracts;
•	the performance of our residual interests from our securitizations and warehouse credit facilities;
•	any operating difficulties or pricing pressures we may experience;
•	our ability to obtain credit enhancement for our securitizations;
•	our ability to establish and maintain dealer relationships;
•	the passage of laws or regulations that affect us adversely;
•	our ability to compete with our competitors; and
•	our ability to acquire and finance automobile contracts.

Depending upon the outcome of one or more of these factors, we may not be able to generate sufficient cash flow from operations or obtain sufficient funding to satisfy all of our obligations. We presently find that funding in the asset-backed securities market is difficult to secure, that the credit performance of our automobile contracts has been adversely affected by general economic conditions, and that adverse effects on performance of our automobile contracts held in securitization pools result in an adverse effect on performance of residual interests. Such factors may result in our being unable to pay our debts timely or as agreed. If we were unable to pay our debts, we would be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. These alternative strategies might not be feasible at the time, might prove inadequate or could require the prior consent of our lenders.

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We Need Substantial Liquidity to Operate Our Business.

We have historically funded our operations principally through internally generated cash flows, sales of debt and equity securities, including through securitizations and warehouse credit facilities, borrowings under senior subordinated debt agreements and sales of subordinated notes. However, we may not be able to obtain sufficient funding for our future operations from such sources. During 2008, 2009 and much of 2010, our access to the capital markets was impaired with respect to both short-term and long-term funding. While our access to such funding has improved since then, our results of operations, financial condition and cash flows have been and may continue to be materially and adversely affected. We require a substantial amount of cash liquidity to operate our business. Among other things, we use such cash liquidity to:

•	acquire automobile contracts;
•	fund overcollateralization in warehouse credit facilities and securitizations;
•	pay securitization fees and expenses;
•	fund spread accounts in connection with securitizations;
•	satisfy working capital requirements and pay operating expenses;
•	pay taxes; and
•	pay interest expense.

Historically we have matched our liquidity needs to our available sources of funding by reducing our acquisition of new automobile contracts, at times to merely nominal levels. There can be no assurance that we will continue to be successful with that strategy.

Recent History of Significant Losses.

Until the fourth quarter of 2011, we had incurred net losses every quarter beginning with the quarter ended September 30, 2008. We were adversely affected by the economic recession affecting the United States as a whole, until recently by increased financing costs and decreased availability of capital to fund our purchases of automobile contracts, and by a decrease in the overall level of sales of automobiles and light trucks. We expect to earn quarterly profits throughout 2013; however, there can be no assurance as to that expectation. Our expectation of profitability is a forward-looking statement. We discuss the assumptions underlying that expectation under the caption “Forward-Looking Statements” in this prospectus. We identify important factors that could cause actual results to differ, generally in this “Risk Factors” section of this prospectus, and also under the caption “Forward-Looking Statements.”

For the year ended December 31, 2012, our pretax income was $9.2 million, compared to a pretax loss of $14.5 million for the year 2011. Our net income for 2012 was $69.4 million, or $2.72 per diluted share, compared to a net loss of $14.5 million, or $0.76 per diluted share, for 2011. Net income for 2012 includes an income tax benefit of $60.2 million, or $2.36 per diluted share, related to reversal of a valuation allowance against our deferred tax asset. Such tax benefit cannot be expected to recur.

Our pretax income for the nine months ended September 30, 2013 was $25.6 million, compared to pretax income of $4.6 million in the corresponding period in 2012. Our net income for the nine months ended September 30, 2013 was $14.5 million, or $0.46 per diluted share, compared to net income of $4.6 million, or $0.19 per diluted share, for the year-earlier period. Our pretax income for the third quarter of 2013 was $ 10.6 million, compared to pretax income of $2.7 million in the third quarter of 2012. Our net income for the third quarter of 2013 was $5.9 million, or $0.19 per diluted share, compared to net income of $2.7 million, or $0.11 per diluted share, for the year-earlier quarter.

Our Results of Operations Will Depend on Our Ability to Secure and Maintain Adequate Credit and Warehouse Financing on Favorable Terms.

Our business strategy requires that warehouse credit facilities be available in order to purchase significant volumes of receivables.

Historically, our primary sources of day-to-day liquidity have been our warehouse credit facilities, in which we sold and contributed automobile contracts, as often as twice a week, to special-purpose subsidiaries, where they were "warehoused" until they were financed on a long-term basis through the issuance of asset-backed notes. Upon issuance of the notes, funds advanced under one or more warehouse credit facilities were repaid from the proceeds. In December 2010 and February 2011, we entered into separate agreements for two new $100 million revolving warehouse facilities. In May 2012, the revolving period of the February 2011 facility expired by its terms and we entered into a new $100 million credit facility with a different lender. In March 2013, we agreed to amendments of the December 2010 facility that extended its availability to March 2015, and in June 2013 we agreed to an amendment of the May 2012 credit facility that extends its availability into June 2015. Our current maximum revolving warehouse financing capacity is $200 million.

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If we are unable to maintain warehouse financing on acceptable terms, we might curtail or cease our purchases of new automobile contracts, which could lead to a material adverse effect on our results of operations, financial condition and cash flows.

Our Results of Operations Will Depend on Our Ability to Securitize Our Portfolio of Automobile Contracts.

Historically we have depended upon our ability to obtain permanent financing for pools of automobile contracts by conducting term securitization transactions. By "permanent financing" we mean financing that extends to cover the full term during which the underlying automobile contracts are outstanding and requires repayment as the underlying automobile contracts are repaid or charged off. By contrast, our warehouse credit facilities permit us to borrow against the value of such receivables only for limited periods of time. Our past practice and future plan has been and is to repay loans made to us under our warehouse credit facilities with the proceeds of securitizations. There can be no assurance that any securitization transaction will be available on terms acceptable to us, or at all. The timing of any securitization transaction is affected by a number of factors beyond our control, any of which could cause substantial delays, including, without limitation:

•	market conditions;
•	the approval by all parties of the terms of the securitization;
•	the availability of credit enhancement on acceptable terms; and
•	our ability to acquire a sufficient number of automobile contracts for securitization.

As stated elsewhere in this prospectus, from the fourth quarter of 2007 through the end of 2009, we observed adverse changes in the market for securitized pools of automobile contracts, which made permanent financing in the form of securitization transactions difficult to obtain and more costly than in prior periods. These changes included reduced liquidity and reduced demand for asset-backed securities, particularly for securities carrying a financial guaranty or for securities backed by sub-prime automobile receivables. Although we have seen improvements in the capital markets from 2010 through the first half of 2013, as compared to 2008 and 2009, if the trend of improvement in the markets for asset-backed securities should reverse, we could expect a material adverse effect on our results of operations.

Our Results of Operations Will Depend on Cash Flows from Our Residual Interests in Our Securitization Program and Our Warehouse Credit Facilities.

When we finance our automobile contracts through securitizations and warehouse credit facilities, we receive cash and a residual interest in the assets financed. Those financed assets are owned by the special-purpose subsidiary that is formed for the related securitization. This residual interest represents the right to receive the future cash flows to be generated by the automobile contracts in excess of (i) the interest and principal paid to investors or lenders on the indebtedness issued in connection with the financing, (ii) the costs of servicing the automobile contracts and (iii) certain other costs incurred in connection with completing and maintaining the securitization or warehouse credit facility. We sometimes refer to these future cash flows as "excess spread cash flows."

Under the financial structures we have used to date in our securitizations and warehouse credit facilities, excess spread cash flows that would otherwise be paid to the holder of the residual interest are first used to increase overcollateralization or are retained in a spread account within the securitization trusts or the warehouse facility to provide liquidity and credit enhancement for the related securities.

While the specific terms and mechanics vary among transactions, our securitization and warehousing agreements generally provide that we will receive excess spread cash flows only if the amount of overcollateralization and spread account balances have reached specified levels and/or the delinquency, defaults or net losses related to the automobile contracts in the automobile contract pools are below certain predetermined levels. In the event delinquencies, defaults or net losses on automobile contracts exceed these levels, the terms of the securitization or warehouse credit facility:

•	may require increased credit enhancement, including an increase in the amount required to be on deposit in the spread account to be accumulated for the particular pool;
•	may restrict the distribution to us of excess spread cash flows associated with other securitized or warehoused pools; and
•	in certain circumstances, may permit affected parties to require the transfer of servicing on some or all of the securitized or warehoused automobile contracts from us to an unaffiliated servicer.

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We typically retain residual interests or use them as collateral to borrow cash. In any case, the future excess spread cash flow received in respect of the residual interests is integral to the financing of our operations. The amount of cash received from residual interests depends in large part on how well our portfolio of securitized and warehoused automobile contracts performs. If our portfolio of securitized and warehoused automobile contracts has higher delinquency and loss ratios than expected, then the amount of money realized from our retained residual interests, or the amount of money we could obtain from the sale or other financing of our residual interests, would be reduced. Such higher than expected losses have been incurred, which has had an adverse effect on our operations, financial condition and cash flows. Should losses continue to rise, we would expect further material adverse effects on our results of operations, financial condition and cash flows.

If We Are Unable to Obtain Credit Enhancement for Our Securitizations Upon Favorable Terms, Our Results of Operations Would Be Impaired.

In our securitizations from 1994 through 2008, we utilized credit enhancement in the form of one or more financial guaranty insurance policies issued by financial guaranty insurance companies. Each of these policies unconditionally and irrevocably guarantees timely interest and ultimate principal payments on the senior classes of the securities issued in those securitizations. These guarantees enabled these securities to achieve the highest credit rating available. This form of credit enhancement reduced the costs of our securitizations relative to alternative forms of credit enhancement available to us at the time. Due to significantly reduced investor demand for securities carrying such a financial guaranty, this form of credit enhancement may not be economic for us in the future. The eleven securitization transactions we executed from 2011 through the date of this prospectus did not utilize financial guaranty insurance policies, and none of the securities issued in those transactions received the highest possible credit ratings. As we pursue future securitizations, we may not be able to obtain:

•	credit enhancement in any form on terms acceptable to us, or at all; or
•	similar highest available credit ratings for senior classes of securities to be issued in future securitizations.

We expect to pay a greater credit spread than we have seen in the past between our securitization trust debt and risk-free investments. As of the date of this report, interest rates on risk-free debt are close to historical lows, which has offset much of the adverse effect on us of greater credit spreads. When interest rates on risk-free debt increase, we would expect increased interest expense, which could adversely affect our results of operations.

If We Are Unable to Successfully Compete With Our Competitors, Our Results of Operations May Be Impaired.

The automobile financing business is highly competitive. We compete with a number of national, regional and local finance companies. In addition, competitors or potential competitors include other types of financial services companies, such as commercial banks, savings and loan associations, leasing companies, credit unions providing retail loan financing and lease financing for new and used vehicles and captive finance companies affiliated with major automobile manufacturers such as Ford Motor Credit Corporation. Many of our competitors and potential competitors possess substantially greater financial, marketing, technical, personnel and other resources than we do, including greater access to capital markets for unsecured commercial paper and investment grade rated debt instruments, and to other funding sources which may be unavailable to us. Moreover, our future profitability will be directly related to the availability and cost of our capital relative to that of our competitors. Many of these companies also have long-standing relationships with automobile dealers and may provide other financing to dealers, including floor plan financing for the dealers' purchases of automobiles from manufacturers, which we do not offer. There can be no assurance that we will be able to continue to compete successfully and, as a result, we may not be able to purchase automobile contracts from dealers at a price acceptable to us, which could result in reductions in our revenues or the cash flows available to us.

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If Our Dealers Do Not Submit a Sufficient Number of Suitable Automobile Contracts to Us for Purchase, Our Results of Operations May Be Impaired.

We are dependent upon establishing and maintaining relationships with a large number of unaffiliated automobile dealers to supply us with automobile contracts. During the years ended December 31, 2011, and 2012, respectively, no single dealer accounted for more than 1.3% or 1.1%, respectively of the automobile contracts we purchased. The agreements we have with dealers to purchase automobile contracts do not require dealers to submit a minimum number of automobile contracts for purchase. The failure of dealers to submit automobile contracts that meet our underwriting criteria could result in reductions in our revenues or the cash flows available to us, and, therefore, could have an adverse effect on our results of operations.

If a Significant Number of Our Automobile Contracts Experience Defaults, Our Results of Operations May Be Impaired.

We specialize in the purchase and servicing of automobile contracts to finance automobile purchases by sub-prime customers, those who have limited credit history, low income, or past credit problems. Such automobile contracts entail a higher risk of non-performance, higher delinquencies and higher losses than automobile contracts with more creditworthy customers. While we believe that our pricing of the automobile contracts and the underwriting criteria and collection methods we employ enable us to control, to a degree, the higher risks inherent in automobile contracts with sub-prime customers, no assurance can be given that such pricing, criteria and methods will afford adequate protection against such risks. We have experienced increases in the delinquency of, and credit losses on, our automobile contracts.

If automobile contracts that we purchase and hold experience defaults to a greater extent than we have anticipated, this could materially and adversely affect our results of operations, financial condition, cash flows and liquidity. Our results of operations, financial condition, cash flows and liquidity, depend, to a material extent, on the performance of automobile contracts that we purchase, warehouse and securitize. A portion of the automobile contracts acquired by us will default or prepay. In the event of payment default, the collateral value of the vehicle securing an automobile contract realized by us in a repossession will most likely not cover the outstanding principal balance on that automobile contract and the related costs of recovery. We maintain an allowance for credit losses on automobile contracts held on our balance sheet, which reflects our estimates of probable credit losses that can be reasonably estimated for securitizations that are accounted for as financings and warehoused automobile contracts. If the allowance is inadequate, then we would recognize the losses in excess of the allowance as an expense and our results of operations could be adversely affected. In addition, under the terms of our warehouse credit facilities, we are not able to borrow against defaulted automobile contracts, including automobile contracts that are, at the time of default, funded under our warehouse credit facilities, which will reduce the overcollateralization of those warehouse credit facilities and possibly reduce the amount of cash flows available to us.

If We Lose Servicing Rights on Our Portfolio of Automobile Contracts, Our Results of Operations Would Be Impaired.

We are entitled to receive servicing fees only while we act as servicer under the applicable sale and servicing agreements governing our warehouse facilities and securitizations. Under such agreements, we may be terminated as servicer upon the occurrence of certain events, including:

•	our failure generally to observe and perform covenants and agreements applicable to us;
•	certain bankruptcy events involving us; or
•	the occurrence of certain events of default under the documents governing the facilities.

During 2010 and 2011 we received waivers regarding the potential breach of certain covenants relating to minimum net worth and maintenance of active warehouse credit facilities. Without such waivers, certain credit enhancement providers would have had the right to terminate us as servicer with respect to certain of outstanding securitization pools. In February 2012, the remaining notes associated with the securitization transactions for which we received waivers in 2011 were paid in full. In the event we are required to seek similar waivers in the future, we believe we can do so as it is generally not in the interest of any party to the securitization transaction to transfer servicing. Since our inception in 1991, we have continuously refined our systems and procedures to maximize our effectiveness in the servicing and collection of our sub-prime automobile portfolio. Successful servicing requires diligent telephonic contact, multiple payment alternatives, explicit and accurate record keeping of interactions with obligors, and efficient workload allocation. When we enter into securitizations and other financing arrangements that call for us to service specific portfolios of receivables, the parties expect that we will continuously service those portfolios because they believe that we are effective in minimizing the losses that are inherent in sub-prime portfolios.

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We believe there are many servicers of prime credit mortgage or credit card portfolios, and that prime credit portfolios may be transferred between servicers without significant risk of credit degradation. However, there are fewer servicers who specialize in sub-prime automobile portfolios. In addition, it is generally acknowledged that third party servicers typically do not have as much incentive to maximize portfolio performance as does the entity that holds the credit risk of the portfolio. Moreover, it is our opinion that credit enhancement providers recognize that diligent telephonic contact and continuity of the relationship between servicer and obligor are critical and that a transfer of servicing to an entity with sub-prime experience could still cause interruptions in servicing that would result in substantially greater losses than would have occurred without the transfer.

We feel that the credit enhancement providers who repeatedly granted us waivers during 2010 and 2011 in lieu of transferring servicing recognize these factors and based their decisions on whether or not to maintain us as servicer on their own best interests.

Nevertheless, there can be no assurance as to our belief being correct. The loss of our servicing rights could materially and adversely affect our results of operations, financial condition and cash flows. Our results of operations, financial condition and cash flow, would be materially and adversely affected if we were to be terminated as servicer with respect to a material portion of our managed portfolio.

If We Lose Key Personnel, Our Results of Operations May Be Impaired.

Our senior management team averages over 16 years of service with us.  Charles E. Bradley, Jr., our President and CEO, has been our President since our formation in 1991. Our future operating results depend in significant part upon the continued service of our key senior management personnel, none of whom is bound by an employment agreement. Our future operating results also depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations. Competition for such personnel is intense. We cannot assure you that we will be successful in attracting or retaining such personnel. Layoffs since 2008 may have reduced employee loyalty, which may in turn result in decreased employee performance. Conversely, adverse general economic conditions may have had a countervailing effect. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees, as needed, could materially and adversely affect our results of operations, financial condition and cash flows.

If We Fail to Comply with Regulations, Our Results of Operations May Be Impaired.

Failure to materially comply with all laws and regulations applicable to us could materially and adversely affect our ability to operate our business. Our business is subject to numerous federal and state consumer protection laws and regulations, which, among other things:

•	require us to obtain and maintain certain licenses and qualifications;
•	limit the interest rates, fees and other charges we are allowed to charge;
•	limit or prescribe certain other terms of our automobile contracts;
•	require specific disclosures to our customers;
•	define our rights to repossess and sell collateral; and
•	maintain safeguards designed to protect the security and confidentiality of customer information.

We believe that we are in compliance in all material respects with all such laws and regulations, and that such laws and regulations have had no material adverse effect on our ability to operate our business. However, we may be materially and adversely affected if we fail to comply with:

•	applicable laws and regulations;
•	changes in existing laws or regulations;
•	changes in the interpretation of existing laws or regulations; or
•	any additional laws or regulations that may be enacted in the future.

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Recent Legislation and Proposed Regulations May Have an Adverse Effect on Our Business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank") mandates the most wide-ranging overhaul of financial industry regulation in decades. Dodd-Frank was signed into law on July 21, 2010, and is now in the implementation stage. The law provides a regulatory framework and requires that regulators, some of which are new regulatory bodies created by Dodd-Frank, draft, review and approve more than 200 implementing regulations and conduct numerous studies that are likely to lead to more regulations. In addition, the Commission has recently proposed amendments to regulations first adopted in 2005 known as Regulation AB. The amendments to Regulation AB have yet to be adopted and are expected to be significantly modified from the form initially proposed, however, the final form of the amendments to Regulation AB when adopted are expected to adversely affect CPS’s ability to complete securitization transactions without increased expense.

Compliance with these new laws and regulations may be or likely will be costly and can affect operating results. Compliance requires forms, processes, procedures, controls and the infrastructure to support these requirements. Compliance may create operational constraints and place limits on pricing. Laws in the financial services industry are designed primarily for the protection of consumers. The failure to comply could result in significant statutory civil and criminal penalties, monetary damages, attorneys’ fees and costs, possible revocation of licenses and damage to reputation, brand and valued customer relationships.

At this time, it is difficult to predict the extent to which the Dodd-Frank Act or the resulting regulations or the Regulation AB amendments will affect our business. However, compliance with these new laws and regulations may result in additional cost and expenses, which may adversely affect our results of operations, financial condition or liquidity.

If We Experience Unfavorable Litigation Results, Our Results of Operations May Be Impaired.

We operate in a litigious society and currently are, and may in the future be, named as defendants in litigation, including individual and class action lawsuits under consumer credit, consumer protection, theft, privacy, data security, automated dialing equipment, debt collections and other laws. Many of these cases present novel issues on which there is no clear legal precedent, which increases the difficulty in predicting both the potential outcomes and costs of defending these cases. We are subject to regulatory examinations, investigations, inquiries, litigation, and other actions by licensing authorities, state attorneys general, the Federal Trade Commission, and other governmental bodies relating to our activities. The litigation and regulatory actions to which we are or may become subject involve or may involve potential compensatory or punitive damage claims, fines, sanctions or injunctive relief that, if granted, could require us to pay damages or make other expenditures in amounts that could have a material adverse effect on our financial position and our results of operations. We have recorded loss contingencies in our financial statements only for matters on which losses are probable and can be reasonably estimated. Our assessments of these matters involve significant judgments, and may change from time to time. Actual losses incurred by us in connection with judgments or settlements of these matters may be more than our associated reserves. Furthermore, defending lawsuits and responding to governmental inquiries or investigations, regardless of their merit, could be costly and divert management’s attention from the operation of our business. Unfavorable outcomes in any such current or future proceedings could materially and adversely affect our results of operations, financial conditions and cash flow. As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties based upon, among other things, disclosure inaccuracies and wrongful repossession, which could take the form of a plaintiff's class action complaint. We, as the assignee of finance contracts originated by dealers, may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. We are also subject to other litigation common to the automobile industry and to businesses in general. The damages and penalties claimed by consumers and others in these types of matters can be substantial. The relief requested by the plaintiffs varies but includes requests for compensatory, statutory and punitive damages.

While we intend to vigorously defend ourselves against such proceedings, there is a chance that our results of operations, financial condition and cash flows could be materially and adversely affected by unfavorable outcomes.

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If We Experience Problems with Our Originations, Accounting or Collection Systems, Our Results of Operations May Be Impaired.

We are dependent on our receivables originations, accounting and collection systems to service our portfolio of automobile contracts. Such systems are vulnerable to damage or interruption from natural disasters, power loss, telecommunication failures, terrorist attacks, computer viruses and other events. A significant number of our systems are not redundant, and our disaster recovery planning is not sufficient for every eventuality. Our systems are also subject to break-ins, sabotage and intentional acts of vandalism by internal employees and contractors as well as third parties. Despite any precautions we may take, such problems could result in interruptions in our services, which could harm our reputation and financial condition. We do not carry business interruption insurance sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures. Such systems problems could materially and adversely affect our results of operations, financial conditions and cash flows.

We Have Substantial Indebtedness.

We have and will continue to have a substantial amount of indebtedness. At September 30, 2013, we had approximately $1,218.0 million of debt outstanding. Such debt consisted primarily of $1,094.6 million of securitization trust debt, and also included $16.9 million of debt secured by receivables measured at fair value, $ 27.0 million of warehouse lines of credit, $20.0 million of residual interest financing, $39.0 million of senior secured related party debt, and $20.6 million owed to holders of our renewable unsecured subordinated notes. At December 31, 2012, we had approximately $958.5 million of debt outstanding. Such debt consisted primarily of $792.5 million of securitization trust debt, and also included $57.1 million of debt secured by receivables measured at fair value, $21.7 million of warehouse lines of credit, $13.8 million of residual interest financing, $50.1 million of senior secured related party debt, and $23.3 million owed to holders of our renewable unsecured subordinated notes. We have offered our renewable unsecured subordinated notes to the public on a continuous basis from May 2005 through July 2010, and again from December 13, 2010 through the present, and those notes have maturities that range from three months to ten years.

Our substantial indebtedness could adversely affect our financial condition by, among other things:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting our ability to borrow additional funds.

Although we believe we are able to service and repay such debt, there is no assurance that we will be able to do so. If we do not generate sufficient operating profits, our ability to make required payments on our debt would be impaired. Failure to pay our indebtedness when due could have a material adverse effect.

Because We Are Subject to Many Restrictions in Our Existing Credit Facilities and Securitization Transactions, Our Ability to Pay Dividends or Engage in Specified Transactions May Be Impaired.

The terms of our existing credit facilities, term securitizations and our other outstanding debt impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. These restrictions may have an adverse effect on our business activities, results of operations and financial condition. These restrictions may also significantly limit or prohibit us from engaging in certain transactions, including the following:

•	incurring or guaranteeing additional indebtedness;
•	making capital expenditures in excess of agreed upon amounts;
•	paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;
•	making investments;
•	creating or permitting liens on our assets or the assets of our subsidiaries;
•	issuing or selling capital stock of our subsidiaries;
•	transferring or selling our assets;

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•	engaging in mergers or consolidations;
•	permitting a change of control of our company;
•	liquidating, winding up or dissolving our company;
•	changing our name or the nature of our business, or the names or nature of the business of our subsidiaries; and
•	engaging in transactions with our affiliates outside the normal course of business.

These restrictions may limit our ability to obtain additional sources of capital, which may limit our ability to generate earnings. In addition, the failure to comply with any of the covenants of one or more of our debt agreements could cause a default under other debt agreements that may be outstanding from time to time. A default, if not waived, could result in acceleration of the related indebtedness, in which case such debt would become immediately due and payable. A continuing default or acceleration of one or more of our credit facilities or any other debt agreement, would likely cause a default under other debt agreements that otherwise would not be in default, in which case all such related indebtedness could be accelerated. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance our indebtedness. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not be sufficient to refinance all of our indebtedness as it becomes due.

In addition, the transaction documents for our securitizations restrict our securitization subsidiaries from declaring or making payment to us of (i) any dividend or other distribution on or in respect of any shares of their capital stock, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire shares of their capital stock unless (in each case) at the time of such declaration or payment (and after giving effect thereto) no amount payable under any transaction document with respect to the related securitization is then due and owing, but unpaid. These restrictions may limit our ability to receive distributions in respect of the residual interests from our securitization facilities, which may limit our ability to generate earnings.

Risks Related to General Factors

If The Economy of All or Certain Regions of the United States Falls into Recession, Our Results of Operations May Be Impaired.

Our business is directly related to sales of new and used automobiles, which are sensitive to employment rates, prevailing interest rates and other domestic economic conditions. Delinquencies, repossessions and losses generally increase during economic slowdowns or recessions. Because of our focus on sub-prime customers, the actual rates of delinquencies, repossessions and losses on our automobile contracts could be higher under adverse economic conditions than those experienced in the automobile finance industry in general, particularly in the states of Texas, California, Ohio, Florida, Pennsylvania and Louisiana, states in which our automobile contracts are geographically concentrated. Any sustained period of economic slowdown or recession could adversely affect our ability to acquire suitable automobile contracts, or to securitize pools of such automobile contracts. The timing of any economic changes is uncertain, and weakness in the economy could have an adverse effect on our business and that of the dealers from which we purchase automobile contracts and result in reductions in our revenues or the cash flows available to us.

Our Results of Operations May Be Impaired as a Result of Natural Disasters.

Our automobile contracts are geographically concentrated in the states of California, Texas, and Florida. Such states may be particularly susceptible to natural disasters: earthquake in the case of California, and hurricanes and flooding in the states of Florida and Texas. Natural disasters, in those states or others, could cause a material number of our vehicle purchasers to lose their jobs, or could damage or destroy vehicles that secure our automobile contracts. In either case, such events could result in our receiving reduced collections on our automobile contracts, and could thus result in reductions in our revenues or the cash flows available to us.

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If an Increase in Interest Rates Results in a Decrease in Our Cash Flow from Excess Spread, Our Results of Operations May Be Impaired.

Our profitability is largely determined by the difference, or "spread," between the effective interest rate received by us on the automobile contracts that we acquire and the interest rates payable under warehouse credit facilities and on the asset-backed securities issued in our securitizations. In the past, disruptions in the market for asset-backed securities resulted in an increase in the interest rates we paid on asset-backed securities. Should similar disruptions take place in the future, we may pay higher interest rates on asset-backed securities issued in the future. Although we have the ability to partially offset increases in our cost of funds by increasing fees we charge to dealers when purchasing automobile contracts, or by demanding higher interest rates on automobile contracts we purchase, there is no assurance that such actions will materially offset increases in interest we pay to finance our managed portfolio.

Several factors affect our ability to manage interest rate risk. Specifically, we are subject to interest rate risk during the period between when automobile contracts are purchased from dealers and when such automobile contracts are sold and financed in a securitization. Interest rates on warehouse credit facilities are typically adjustable while the interest rates on the automobile contracts are fixed. Therefore, if interest rates increase, the interest we must pay to the lenders under warehouse credit facilities is likely to increase while the interest realized by us from those warehoused automobile contracts remains the same, and thus, during the warehousing period, the excess spread cash flow received by us would likely decrease. Additionally, automobile contracts warehoused and then securitized during a rising interest rate environment may result in less excess spread cash flow realized by us under those securitizations as, historically, our securitization facilities pay interest to security holders on a fixed rate basis set at prevailing interest rates at the time of the closing of the securitization, which may not take place until several months after we purchased those contracts. Our customers, on the other hand, pay fixed rates of interest on the automobile contracts, set at the time they purchase the underlying vehicles. A decrease in excess spread cash flow could adversely affect our earnings and cash flow.

To mitigate, but not eliminate, the short-term risk relating to interest rates payable by us under the warehouse facilities, we have historically held automobile contracts in the warehouse credit facilities for less than four months. To mitigate, but not eliminate, the long-term risk relating to interest rates payable by us in securitizations, we have in the past, and intend to continue to, structure some of our securitization transactions to include pre-funding structures, whereby the amount of securities issued exceeds the amount of automobile contracts initially sold into the securitization. In pre-funding, the proceeds from the pre-funded portion are held in an escrow account until we sell the additional automobile contracts into the securitization in amounts up to the balance of the pre-funded escrow account. In pre-funded securitizations, we effectively lock in our borrowing costs with respect to the automobile contracts we subsequently sell into the securitization. However, we incur an expense in pre-funded securitizations equal to the difference between the money market yields earned on the proceeds held in escrow prior to subsequent delivery of automobile contracts and the interest rate paid on the securities issued in the securitization. The amount of such expense may vary. Despite these mitigation strategies, an increase in prevailing interest rates would cause us to receive less excess spread cash flows on automobile contracts, and thus could adversely affect our earnings and cash flows.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements of a forward-looking nature relating to future events or our future performance. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “intends” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements of our plans, strategies and prospects under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and other statements contained elsewhere in this prospectus.

These forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update these forward-looking statements publicly for any reason. Actual results could differ materially from those anticipated in these forward-looking statements.

The risk factors discussed above could cause our actual results to differ materially from those expressed in any forward-looking statements. Factors that we believe are especially important with respect to that particular statement are those discussed above under the captions “We Require a Substantial Amount of Cash to Service Our Substantial Debt,” “We Need Substantial Liquidity to Operate Our Business,” “Our Results of Operations Will Depend on Our Ability to Secure and Maintain Adequate Credit and Warehouse Financing on Favorable Terms,” “Our Results of Operations Will Depend on Our Ability to Securitize Our Portfolio of Automobile Contracts,” “If We Lose Servicing Rights on Our Portfolio of Automobile Contracts, Our Results of Operations Would Be Impaired,” “If We Experience Unfavorable Litigation Results, Our Results of Operations May Be Impaired,” and “If The Economy of All or Certain Regions of the United States Falls into Recession, Our Results of Operations May Be Impaired.”

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RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended						Nine Months Ended
	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	September 30, 2013
Ratio of earnings to fixed charges[1]	1.17	0.72	0.56	0.80	0.83	1.11	1.56
Deficiency[2] ($000s)	–	(43,453)	(49,407)	(16,844)	(14,460)	–	–

1   For purposes of computing our ratios of earnings to fixed charges, we calculated earnings by adding fixed charges to income before income taxes. Fixed charges consist of gross interest expenses and one-third of our rent expense, which is the amount we believe is representative of the interest factor component of our rent expense.

2   The deficiency is the amount by which the sum of earnings plus fixed charges, as calculated above, fell short of fixed charges.  It is thus equal to our pre-tax loss recorded in the years ended December 31, 2009, 2010, and 2011.

USE OF PROCEEDS

If all of the notes are sold for cash, we would expect to receive approximately $49. 7 million of net proceeds from this offering after payment of estimated offering expenses. Because we may sell the notes for cash or in exchange for surrender of outstanding notes (or surrender of other renewable subordinated notes issued prior to the date of this Prospectus), our actual cash proceeds will be less than that amount, to the extent of such sales in exchange. At September 30, 2013 and December 31, 2012, there were $20.6 million and $23.3 million, respectively, of such renewable subordinated notes outstanding. Although we have no specific plan to allocate the proceeds, the general purpose of the offering is to raise capital to purchase automobile contracts and for other general corporate purposes, which may include payment of general and administrative expenses.

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CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2013 and December 31, 2012, and as adjusted assuming sale of all of the notes for cash. To the extent that we sell the notes in exchange for surrender of previously outstanding notes (or surrender of other renewable subordinated notes issued prior to the date of this Prospectus), the adjustments to the table below would be reduced, dollar-for-dollar. For a description of the application of the net proceeds see “Use of Proceeds” and “Risk Factors – Risk Factors Relating to the Notes – Our management has broad discretion over the use of proceeds from the offering.”

	As of September 30, 2013 (in ’000s)		As of December 31, 2012 (in ’000s)
	Actual	As adjusted	Actual	As adjusted
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$33,817	$33,817	$17,785	$17,785
Warehouse lines of credit	26,959	26,959	21,731	21,731
Residual interest financing	20,000	20,000	13,773	13,773
Debt secured by receivables measured at fair value	16,888	16,888	57,107	57,107
Securitization trust debt	1,094,559	1,094,559	792,497	792,497
Senior secured debt (related party)	38,963	38,963	50,135	50,135
Renewable Subordinated Notes (subordinated debt)	20,640	70,640	23,281	73,281
	1,251,826	1,301,826	976,309	1,026,309

Shareholders’ Equity
Preferred stock, $1 par value; authorized 4,998,130 shares; none issued	–	–	–	–
Series A preferred stock, $1 par value; authorized 5,000,000 shares; None issued; none outstanding	–	–	–	–
Series B preferred stock, $1 par value; authorized 1870 shares; none issued and outstanding	–	–	–	–
Common stock, no par value; authorized 75,000,000 shares; 22,150,560 and 19,838,913 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	71,570	71,570	65,678	65,678
Retained earnings	15,753	15,753	1,270	1,270
Accumulated other comprehensive loss	(5,637)	(5,637)	(5,637)	(5,637)
Total Shareholders’ Equity	81,686	81,686	61,311	61,311

Total capitalization	$1,333,512	$1,383,512	$1,037,620	$1,087,620

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DESCRIPTION OF THE NOTES

General. The renewable unsecured subordinated notes we are offering will represent subordinated, unsecured debt obligations of CPS. We will issue the notes under an indenture between us and Wells Fargo Bank, National Association, as trustee. The terms and conditions of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the notes, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available from us at no charge upon request.

The notes will be subordinated in right of payment to the prior payment in full of all our secured, unsecured, senior debt and other financial obligations, whether outstanding on the date of the indenture or incurred following the date of the indenture. Subject to limited restrictions contained in the indenture discussed below, there is no limit under the indenture on the amount of additional debt we may incur. See “ – Subordination” below.

The notes are not secured by any collateral or lien and we are not required to establish or maintain a sinking fund to provide for payments on the notes. See “ – No Security; No Sinking Fund” below. In addition, the notes are not bank certificates of deposit and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other agency or company.

You may select the amount (subject to a minimum principal amount of $1,000) and term (ranging from 3 months to 10 years) of the notes you would like to purchase when you subscribe; however, depending upon our capital requirements, we may not always offer notes with the requested terms. See “ – Denomination” and “ – Term” below.

We will determine the rate at which we will pay you interest on the notes at the time of subscription and the rate will be fixed for the term of your note. Currently available rates will be set forth in interest rate supplements to this prospectus. The interest rate will vary based on the term to maturity of the note you purchase and the total principal amount of all notes owned by you and your immediate family. We may change the interest rates at which we are offering new or renewed notes based on market conditions, the demand for notes and other factors. See “ – Interest Rate” below.

Upon acceptance of your subscription to purchase notes, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will send you a purchase confirmation that will indicate our acceptance of your subscription. You will have five business days from the postmark date of your purchase confirmation to rescind your subscription. If your subscription is rejected, or if you rescind your subscription during the rescission period, all funds deposited will be promptly returned to you without any interest. See “ – Book-Entry Registration and Transfer” and “ – Rescission Right” below. Investors whose subscriptions for notes have been accepted and anyone who subsequently acquires notes in a qualified transfer are referred to as “holders” or “registered holders” in this prospectus and in the indenture.

We may modify or supplement the terms of the notes described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under “ – Amendment, Supplement And Waiver” below, any modification or amendment will not affect notes outstanding at the time of such modification or amendment.

Denomination. You may purchase notes in the minimum principal amount of $1,000 or any amount in excess of $1,000. You will determine the original principal amount of each note you purchase when you subscribe. You may not cumulate purchases of multiple notes with principal amounts less than $1,000 to satisfy the minimum denomination requirement.

Term. We may offer notes with the following terms to maturity:

•	three months	•	three years
•	six months	•	four years
•	one year	•	five years
•	two years	•	ten years

You will select the term of each note you purchase when you subscribe. You may purchase multiple notes with different terms by filling in investment amounts for more than one term on your subscription agreement. However, we may not always sell notes with all of the above terms.

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Interest Rate. The rate of interest we will offer to pay you on notes at any particular time will vary based upon market conditions, and will be determined by the length of the term of the notes, the total principal amount of all notes owned by you and your immediate family, our capital requirements and other factors described below. The interest rate on a particular note will be determined at the time of subscription or renewal, and then remain fixed for the original or renewal term of the note. We will establish and may change the interest rates payable for notes of various terms and at various investment levels in an interest rate supplement to this prospectus.

The notes will earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the note portfolio of the holder. The interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus.

Interest rates we offer on the notes may vary based on numerous factors in addition to length of the term and aggregate principal amount. These factors may include, but are not limited to:

•	the desire to attract new investors;
•	whether the notes exceed certain principal amounts;
•	whether the notes are being renewed by existing holders; and
•	whether the notes are beneficially owned by persons residing in particular geographic localities.

Computation of Interest. We will compute interest on notes on the basis of a calendar year consisting of 365 days. Interest will compound daily and accrue from the date of purchase. The date of purchase will be the date we receive and accept funds if the funds are received prior to 12:01 p.m. central time on a business day, or the next business day if the funds are received on a non-business day or at or after 12:01 p.m. central time on a business day. Our business days are Monday through Friday, except for legal holidays in the State of Minnesota.

Interest Payment Dates. Holders of notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semiannually, annually or at maturity. If you choose to have interest paid monthly, you may elect the day of the month on which interest will be paid, subject to our approval. For all other payment periods, interest will be paid on the same day of the month as the purchase date of your note. You will not earn interest on any rescinded note. See “—Rescission Right” below for additional information on your right to rescind your investment.

Place and Method of Payment. We will pay principal and interest on the notes by direct deposit to the account you specify in your subscription documents. We will not accept subscription agreements from investors who are unwilling to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest on the notes will be payable at our principal executive office or at such other place as we may designate for payment purposes.

Servicing Agent. We may engage a non-affiliated third party to act as our servicing agent. Such person’s responsibilities as servicing agent would involve the performance of certain administrative and customer service functions for the notes that we are responsible for performing as the issuer of the notes. For example, a servicing agent may serve as our registrar and transfer agent and may manage certain aspects of the customer service function for the notes, which may include handling phone inquiries, mailing investment kits, processing subscription agreements, issuing quarterly investor statements and redeeming and repurchasing notes. In addition, we may retain a servicing agent to provide us with monthly reports and analysis regarding the status of the notes, and the amount of notes that remain available for purchase.

You may contact us with any questions about the notes at the following address and telephone number:

Consumer Portfolio Services, Inc.
19500 Jamboree Road, Fifth Floor
Irvine, CA 92612
Telephone: (888) 776-1887
Fax: (949) 753-4878

Book-Entry Registration and Transfer. The notes are issued in book entry form, which means that no physical note is created. Evidence of your ownership is provided by written confirmation. Except under limited circumstances described below, holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their notes. The issuance and transfer of notes will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

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The holders of the accounts established upon the purchase or transfer of notes will be deemed to be the owners of the notes under the indenture. The holder of the notes must rely upon the procedures established by the trustee to exercise any rights of a holder of notes under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

We will also regularly provide the trustee with information regarding the total amount of any principal and/or interest due to holders with regard to the notes on any interest payment date or upon redemption.

On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the notes.

Book-entry notations in the accounts evidencing ownership of the notes are exchangeable for actual notes in principal denominations of $1,000 and any amount in excess of $1,000 and fully registered in those names as we direct only if:

•	we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or
•	after the occurrence of an event of default under the indenture, holders of more than 50% of the aggregate outstanding principal amount of the notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of notes and the trustee notifies all registered holders of the occurrence of any such event and the availability of certificated securities that evidence the notes.

Subject to the exceptions described above, the book-entry interests in these securities will not be exchangeable for fully registered certificated notes.

Rescission Right. A purchaser of notes has the right to rescind his or her investment, without penalty, upon written request within five business days from the postmark date of the purchase confirmation (but not upon transfer or automatic renewal of a note). You will not earn interest on any rescinded note. We will promptly return any funds sent with a subscription agreement that is properly rescinded. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received by us on or prior to the fifth business day following the mailing of written confirmation by us of the acceptance of your subscription. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such written confirmation by us.

In addition, if your subscription agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the post-effective amendment once it has been declared effective. You will have the right to rescind your investment upon written request within five business days from the postmark date of the notice that the post-effective amendment has been declared effective. We will promptly return any funds sent with a subscription agreement that is properly rescinded without penalty, although any interest previously paid on the notes being rescinded will be deducted from the funds returned to you upon rescission. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received on or prior to the fifth business day following the mailing of the notice that the post-effective amendment has been declared effective. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such notice.

The limitations on the amount of notes that can be redeemed early in a single calendar quarter described under “– Redemption or Repurchase Prior to Stated Maturity” below do not affect your rescission rights.

Right to Reject Subscriptions. We may reject any subscription for notes in its sole discretion. If a subscription for notes is rejected, we will promptly return any funds sent with that subscription, without interest.

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Renewal or Redemption On Maturity. Approximately 15, but not less than 10 days prior to maturity of your note, we will send you a notice at your registered address indicating that your note is about to mature and whether we will allow automatic renewal of your note. If we allow you to renew your note, we will also send to you the then current form of prospectus, which will include an interest rate supplement and any other updates to the information contained in this prospectus. The interest rate supplement will set forth the interest rates then in effect. The notice will recommend that you review the then current prospectus, including any prospectus supplements, and the interest rate supplement, prior to exercising one of the below options. If we do not send you a new prospectus because the prospectus has not changed since the delivery of this prospectus in connection with your original subscription or any prior renewal, we will send you a new prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days after the maturity date to exercise one of the following options:

•	You can do nothing, in which case your note will automatically renew for a new term equal to the original term at the interest rate in effect at the time of renewal. If your note pays interest only at maturity, all accrued interest will be added to the principal amount of your note upon renewal. For notes with other payment options, interest will be paid on the renewed note on the same schedule as the original note.
•	You can elect repayment of your note, in which case the principal amount will be repaid in full along with any accrued but unpaid interest computed through the maturity date. If you choose to have your note repaid, you should tell us by telephone, at this toll-free number: (888) 776-1887, or at another toll-free number given in our notice to you.
•	You can elect repayment of your note and use all or part of the proceeds to purchase a new note with a different term or principal amount. To exercise this option, you will need to complete a subscription agreement for the new note and mail it along with your request. The issue date of the new note will be the maturity date of the old note. Any proceeds from the old note that are not applied to the new note will be sent to you.
•	If your note pays interest only at maturity, you can receive the accrued interest that you have earned during the note term just ended while allowing the principal amount of your note to roll over and renew for the same term at the interest rate then in effect. To exercise this option, you will need to call, fax or send a written request to us.

If you prefer to communicate in writing, you may do so by giving us written instruction addressed to Consumer Portfolio Services, Inc., Renewable Notes Administration, 19500 Jamboree Road, Irvine CA 92612. As with telephone notice, your written notice will be effective if received within 15 days after the maturity date (or during any applicable extension of the 15 day period, as described below).

The foregoing options will be available to you until termination or redemption under the indenture and the notes by either you or us. Interest will accrue from the first day of each renewed term. Each renewed note will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar aggregate note portfolios for notes of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar notes are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified.

If we notify you of our intention to repay a note at maturity, we will pay you the principal amount and any accrued but unpaid interest on the stated maturity date. Similarly, if, within 15 days after a note’s stated maturity date (or during any applicable extension of the 15 day period, as described below), you request repayment of a note, we will pay you the principal amount of the note plus accrued but unpaid interest up to, but not including, the note’s stated maturity date. In the event that your regularly scheduled interest payment date falls after the maturity date of the note but before the date on which you request repayment, you may receive interest payments that include interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to you. If you elect repayment, we will initiate payment to you by the later of the maturity date or five business days after the date on which we receive such notice from you. Because payment is made by ACH transfer, funds may not be received in your account for 2 to 3 business days.

We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be required to elect to have your notes renewed or repaid following their stated maturity at a time when we have determined that a post-effective amendment must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, the period during which you can elect renewal or repayment will be automatically extended until ten days following the postmark date of a notice that will be sent to you at your registered address that the post-effective amendment has been declared effective. In the event that your regularly scheduled interest payment date falls after the maturity date of the note but before the date on which you requests repayment, you may receive an interest payment that includes interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to you. All other provisions relating to the renewal or redemption of notes upon their stated maturity described above shall remain unchanged.

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Redemption or Repurchase Prior To Stated Maturity. The notes may be redeemed prior to stated maturity only as set forth in the indenture and described below. You will have no right to require us to prepay or repurchase any note prior to its maturity date as originally stated or as it may be extended, except as indicated in the indenture and described below.

Redemption By Us. We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to the holder of the note. The holder of the note being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus but accrued and unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which notes we will redeem if we choose to do so. We are not required to redeem notes on a pro rata basis.

Repurchase Election Upon Death Or Total Permanent Disability. Notes may be repurchased prior to maturity, in whole and not in part, at the election of a holder who is a natural person (including notes held in an individual retirement account), by giving us written notice within 45 days following the holder’s total permanent disability, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following his or her death. Subject to the limitations described below, we will repurchase the notes within 10 days after the later to occur of the request for repurchase or the establishment to our satisfaction of the holder’s death or total permanent disability. The repurchase price, in the event of such a death or total permanent disability, will be the principal amount of the notes, plus interest accrued and not previously paid up to but not including the date of repurchase. If spouses are joint registered holders of a note, the right to elect to have us repurchase will apply when either registered holder dies or suffers a total permanent disability. If the note is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we repurchase the notes unless all joint holders have either died or suffered a total permanent disability. If the note is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the right to request repurchase upon death or total permanent disability does not apply.

Repurchase At Request of Holder. We have agreed not to repurchase any notes other than upon maturity, or upon the death or total permanent disability of the holder. We agreed to that prohibition (subject to the exceptions stated) in order to issue and sell secured notes in the aggregate principal amount of $53.4 million as of June 30, 2010, pursuant to a Securities Purchase Agreement (“SPA”) between us and Levine Leichtman Capital Partners IV, L.P. (“LLCP”), originally dated June 30, 2008 and as subsequently amended. Under the SPA, LLCP has purchased from us notes representing our senior secured debt. The general prohibition on our repurchase of the notes offered by this prospectus is one of several provisions of the SPA that are designed to protect LLCP as our creditor.

Limitations on Requirements to Repurchase. Our obligation to repurchase notes prior to maturity for any reason will be subject to a calendar quarter limit equal to the greater of $1 million of aggregate principal amount for all holders or 2% of the total principal amount of all notes outstanding at the end of the previous calendar quarter. This limit includes any notes we repurchase upon death or total permanent disability of the holder, and would apply even in the absence of our contractual prohibition on repurchases, noted above.

Modifications to Repurchase Policy. We may modify the policies on repurchase in the future. No modification will affect the right of repurchase applicable to any note outstanding at the time of any such modification.

Transfers. The notes are not negotiable debt instruments and, subject to certain exceptions, will be issued only in book-entry form. The purchase confirmation issued upon our acceptance of a subscription is not a certificated security or negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. Ownership of notes may be transferred on the note register only as follows:

•	The holder must deliver us written notice requesting a transfer signed by the holder(s) or such holder’s duly authorized representative on a form to be supplied by us.
•	We must provide our written consent to the proposed transfer.
•	We may require a legal opinion from counsel satisfactory to us that the proposed transfer will not violate any applicable securities laws.
•	We may require a signature guarantee in connection with such transfer.

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Upon transfer of a note, we will provide the new holder of the note with a purchase confirmation that will evidence the transfer of the account on our records. We may charge a reasonable service charge in connection with the transfer of any note.

Quarterly Statements. We will provide holders of the notes with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions or repurchases made, if any, and the interest rate paid during the quarter. These statements will be mailed not later than the 10th business day following the end of each calendar quarter. We may charge such holders a reasonable fee to cover the charges incurred in providing such information.

Subordination. The indebtedness evidenced by the notes, and any interest thereon, is subordinated in right of payment to all of our senior debt, including indebtedness held by our subsidiaries that are special purpose entities. “Senior debt” means all of our secured, unsecured, senior or subordinate indebtedness, as well as other financial obligations of the company, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than (i) existing outstanding unsecured subordinated indebtedness in the amount of $20.6 million, as of September 30, 2013 ($23.3 million as of December 31, 2012), and (ii) any future offerings of additional renewable unsecured subordinated notes, both of which will rank equally with the notes. Any documents, agreements or instruments evidencing or relating to any senior debt may be amended, restated, supplemented and/or renewed from time to time without requiring any notice to or consent of any holder of notes or any person or entity acting on behalf of any such holder or the trustee.

The indenture does not prevent holders of senior debt from disposing of, or exercising any other rights with respect to, any or all of the collateral securing the senior debt. As of September 30, 2013, we had approximately $1,197.4 million of debt outstanding that is senior to the notes, of which approximately $1,158.4 million was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $1,231.2 million of outstanding obligations senior to the notes.

Except for certain limited restrictions, the terms of the notes or the indenture do not impose any limitation on the amount of senior debt or other indebtedness we may incur, although our existing senior debt agreements may restrict us from incurring new senior debt. See “Risk Factors – Risk Factors Relating to the Notes – Because the notes rank junior to substantially all of our existing and future debt and other financial obligations, your notes will lack priority in payment.”

The notes are not guaranteed by any of our subsidiaries, affiliates or control persons. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, creditors of that subsidiary will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as a shareholder of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary.

In the event of any liquidation, dissolution or any other winding up of us, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the notes until all senior debt has been paid in full or provision for such payment has been made to the satisfaction of the senior debt holders. If any of the above events occurs, holders of senior debt may also submit claims on behalf of holders of the notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the notes. If any distribution is nonetheless made to holders of the notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full.

We will not make any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repurchase at maturity, on default, or otherwise), on the notes and any other indebtedness being subordinated to the payment of the notes, and neither the holders of the notes nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the notes, if a default or event of default under any senior debt has occurred and is continuing, or if any default or event of default under any senior debt would result from such payment, in each case unless and until:

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•	the default and event of default has been cured or waived or has ceased to exist; or
•	the end of the period commencing on the date the trustee receives written notice of default from a holder of the senior debt and ending on the earlier of

▪	the trustee’s receipt of a valid waiver of default from the holder of senior debt; or
▪	the trustee’s receipt of a written notice from the holder of senior debt terminating the payment blockage period.

Provided, however, that if any of the blockage events described above has occurred and 179 days have passed since the trustee’s receipt of the notice of default without the occurrence of the cure, waiver or termination of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and the notes as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior debt until it is indefeasibly paid in full before being applied to the notes.

No Collateral Security; No Sinking Fund. The notes are unsecured, which means that none of our tangible or intangible assets or property, nor any of the assets or property of any of our subsidiaries, has been set aside or reserved to make payment to the holders of the notes in the event that we default on our obligations to the holders. In addition, we will not contribute funds to any separate account, commonly known as a sinking fund, to repay principal or interest due on the notes upon maturity or default. See “Risk Factors – Risk Factors Relating to the Notes – Because the notes will have no sinking fund, security, insurance or guarantee, you may lose all or a part of your investment in the notes if we do not have enough cash to pay the notes.”

Restrictive Covenants. The indenture contains certain limited restricted covenants that restrict us from certain actions as set forth below.

The indenture provides that, so long as the notes are outstanding:

•	we will not declare or pay any dividends or other payments of cash or other property solely in respect of our capital stock to our stockholders (other than a dividend paid in shares of our capital stock on a pro rata basis to all our stockholders) unless no default and no event of default with respect to the notes exists or would exist immediately following the declaration or payment of the dividend or other payment;
•	to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the indenture; and
•	neither our board of directors nor our shareholders will adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than (i) substantially as an entirety, or (ii) in a qualified sales and financing transaction, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our capital stock, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the renewable unsecured subordinated notes.

We are not restricted from entering into qualified sale and financing transactions or incurring additional indebtedness. See “Risk Factors – Risk Factors Relating to the Notes – Because there are limited restrictions on our activities under the Indenture, you will have only limited protection under the indenture.”

Consolidation, Merger or Sale. The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and
•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and we will be released from all our liabilities and obligations under the indenture and under the notes.

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Events Of Default. The indenture provides that each of the following constitutes an event of default:

•	failure to pay interest on a note within 15 days after the due date for such payment (whether or not prohibited by the subordination provisions of the indenture);
•	failure to pay principal on a note within 15 days after the due date for such payment (whether or not prohibited by the subordination provisions of the indenture);
•	our failure to observe or perform any material covenant, condition or agreement or our breach of any material representation or warranty, but only after we have been given notice of such failure or breach and such failure or breach is not cured within 60 days after our receipt of notice;
•	defaults in certain of our other payment obligations that result in such payment obligations becoming or being declared immediately due and payable and such declaration is not rescinded or annulled within 60 days after our receipt of notice of such declaration; and
•	certain events of bankruptcy or insolvency with respect to us.

If any event of default occurs and is continuing (other than an event of default involving certain events of bankruptcy or insolvency with respect to us), the trustee or the holders of at least a majority in principal amount of the then outstanding notes may by notice to us declare the unpaid principal of and any accrued interest on the notes to be due and payable immediately. So long as any senior debt is outstanding, however, and a payment blockage on the notes is in effect, a declaration of this kind will not be effective, and neither the trustee nor the holders of notes may enforce the indenture or the notes, except as otherwise set forth above in “- Subordination”. In the event senior debt is outstanding and no payment blockage on the notes is in effect, a declaration of this kind will not become effective until the later of:

•	the day which is five business days after the receipt by us and the holders of senior debt of such written notice of acceleration; or
•	the date of acceleration of any senior debt.

In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding notes will become due and payable without further action or notice.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust power. The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest on the notes) if the trustee in good faith determines that withholding notice would have no material adverse effect on the holders.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture, except:

•	a continuing default or event of default in the payment of interest on, or the principal of, a note held by a non-consenting holder; or
•	a waiver that would conflict with any judgment or decree.

We are required to deliver to the trustee within 120 days of the end of our fiscal year a certificate regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a certificate specifying such default or event of default and what action we are taking or propose to take with respect to the default or event of default.

Amendment, Supplement and Waiver. Except as provided in this prospectus or the indenture, the terms of the indenture or the notes then outstanding may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

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Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the notes held by a holder who has not consented if it has any of the following consequences:

•	reduces the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;
•	reduces the principal of or changes the fixed maturity of any note or alters the repurchase or redemption provisions or the price at which we shall offer to repurchase or redeem the note;
•	reduces the rate of or changes the time for payment of interest, including default interest, on any note;
•	waives a default or event of default in the payment of principal or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration;.
•	makes any note payable in money other than that stated in this prospectus;
•	makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;
•	makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of notes;
•	modifies or eliminates the right of the estate of a holder or a holder to cause us to repurchase a note upon the death or total permanent disability of a holder; or
•	makes any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of the notes, we and the trustee may amend or supplement the indenture or the notes:

•	to cure any ambiguity, defect or inconsistency;
•	to provide for assumption of our obligations to holders of the notes in the case of a merger, consolidation or sale of all or substantially all of our assets;
•	to provide for additional uncertificated or certificated notes;
•	to make any change that does not adversely affect the legal rights under the indenture of any such holder, including but not limited to an increase in the aggregate dollar amount of notes which may be outstanding under the indenture;
•	to modify our policy regarding repurchases elected by a holder of notes prior to maturity and our policy regarding repurchase of the notes prior to maturity upon the death or total permanent disability of any holder of the notes, but such modifications shall not materially adversely affect any then outstanding notes; or
•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

The Trustee. Wells Fargo Bank, National Association has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee. The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding notes. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the Trust Indenture Act of 1939, as amended, we may remove the trustee. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

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Reports to Trustee. We will provide the trustee with quarterly reports containing any information reasonably requested by the trustee. These quarterly reports will include information on each note outstanding during the preceding quarter, including outstanding principal balance, interest credited and paid, transfers made, any redemption or repurchase and interest rate paid.

No Personal Liability of Our Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of ours or any servicing agent, will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the notes waives and releases these persons from any liability, including any liability arising under applicable securities laws. The waiver and release are part of the consideration for issuance of the notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Service Charges. We and our servicing agent may assess service charges for changing the registration of any note to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of a note by the holder to another person.

Additional Securities. We may offer additional classes of securities with terms and conditions different from the notes currently being offered in this prospectus. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus. If we sell the entire principal amount of notes offered in this prospectus, we may register and sell additional notes by amending this prospectus, but we are under no obligation to do so.

Variations in Terms and Conditions. We may from time to time to vary the terms and conditions of the notes offered by this prospectus, including, but not limited to: minimum initial principal investment amount requirements; maximum aggregate principal amount limits; interest rates; minimum denominations; service and other fees and charges; and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor — for example, new or current investor — or as otherwise permitted under the indenture governing the securities offered by this prospectus. No change in terms, however, will apply to any notes issued and outstanding.

Interest Withholding. We will withhold 28% of any interest paid to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the subscription agreement (or another document) or where the Internal Revenue Service has notified us that backup withholding is otherwise required. Please read “Material Federal Income Tax Consequences – Reporting and Backup Withholding.”

Liquidity. There is not currently a trading market for the notes, and we do not expect that a trading market for the notes will develop.

Satisfaction and Discharge of Indenture. The indenture shall cease to be of further effect upon the payment in full of all of the outstanding notes and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional notes under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding notes.

Reports. We currently publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of notes who sends a written request to:

Consumer Portfolio Services, Inc.
19500 Jamboree Road
Irvine, California 92612
Attention: Corporate Secretary
(949) 753-6800

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion is our counsel’s opinion of the material federal income tax consequences relating to the ownership and disposition of the notes. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, regulations issued under the Internal Revenue Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion assumes that the notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging, straddle or conversion transactions, or persons that have a functional currency other than the U.S. dollar. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. In addition, the discussion does not deal with holders other than original purchasers. You are urged to consult your own tax advisor to determine the specific federal, state, local and any other tax consequences applicable to you relating to your ownership and disposition of the notes.

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Interest Income on the Notes

Subject to the discussion below applicable to “non-U.S. holders,” interest paid on the notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer.

However, a note with a term of one year or less, which we refer to in this discussion as a “short-term note,” will be treated as having been issued with original issue discount or “OID” for tax purposes equal to the total payments on the note over its issue price. If you are a cash method holder of a short-term note you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under a constant yield method. Under a constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.

Cash method holders of short-term notes who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term notes until the OID is included in the holder’s income.

There are also some situations in which a cash basis holder of a note having a term of more than one year may have taxable interest income with respect to a note before any cash payment is received with respect to the note. If you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include OID accrued during the original term (without regard to renewals) as ordinary gross income as the OID accrues. OID accrues under a constant yield method, as described above.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis of a note generally will equal your original cost for the note, increased by any accrued but unpaid interest (including OID) you previously included in income with respect to the note and reduced by any principal payments you previously received with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the note had been held for more than one year or for one year or less.

Non-U.S. Holders

Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the notes will be treated as “portfolio interest” and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a "branch profits tax" at a 30% rate, although an applicable income tax treaty may provide for lower rate.

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Reporting and Backup Withholding

We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest or OID on the notes.

Under certain circumstances, as a holder of a note, you may be subject to “backup withholding” at a 28% rate. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-United States person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as tax-exempt organizations, and to certain non-United States persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Legislation Involving Payments to Certain Foreign Entities

Under certain circumstances, the Foreign Account Tax Compliance Act (“FATCA”) requires us or our paying agent (in its capacity as such) to deduct and withhold a tax equal to 30% of any payments made on our notes to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our notes to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Pursuant to finalized regulations, however, debt securities that were outstanding on or before January 1, 2014 are grandfathered from the application of the withholding rules under F ATCA. For debt securities that are not grandfathered, withholding under FATCA will apply to payments of interest on debt securities made on or after January 1, 2014 and to payments of gross proceeds from a sale or disposition of debt securities on or after January 1, 2017. You are encouraged to consult with your own tax advisors regarding the possible implications of these requirements on an investment in the notes.

 PLAN OF DISTRIBUTION

Except as we may otherwise indicate in the applicable prospectus supplement, we will sell these securities directly, without an underwriter or selling agent, and the securities will be sold by our employees who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), our employees who sell securities will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

 We plan to market the notes directly to the public and to our existing noteholders through newspaper, radio, internet, direct mail and other advertising. We may engage an unaffiliated third party (a “servicing agent”) to manage certain administrative and customer service functions relating to the notes, including handling all inquiries from potential investors, mailing investment kits, meeting with investors, processing subscription agreements and responding to all written and telephonic questions relating to the notes. We may elect to perform these duties ourselves.

We will bear the expenses incurred in connection with the offer and sale of the notes, including document fulfillment expenses, legal and accounting fees, regulatory fees, due diligence expenses and marketing costs. No one will receive a commission based on notes sold or renewed.

We may distribute the notes in one or more transactions: (1) at a fixed price or prices, which may be changed; or (2) at negotiated prices. We may also sell notes in exchange for outstanding notes held by our existing noteholders.

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We may agree to pay a servicing agent an annual portfolio management fee equal to a percentage of the weighted average principal balance of the notes outstanding for its services as servicing agent. In exchange for the annual portfolio management fee, such a servicing agent would manage specified customer service functions concerning the notes and act as an agent between us and the purchasers of the notes. The annual portfolio management fee also covers costs relating to maintenance of the investor relationship after the purchase of notes. This includes, among other things, addressing ministerial investor inquiries regarding the notes, the preparation of all confirmations, notices and statements, the coordination of interest payments, the establishment and maintenance of records relating to the notes, the preparation of all reports, statements and analyses regarding the notes, and all out-of-pocket expenses for the printing and mailing of confirmations, notices and statements to the investors. The amount of this fee will depend upon a number of variables, including the pace at which notes are sold, the terms of the notes sold and whether the notes are redeemed or repurchased.

We may engage an advertising and marketing company, not affiliated with us nor with any broker-dealer, to directly provide or manage the advertising and marketing functions related to the sale of the notes. These services may include media planning, media buying, creative and copy development, direct mail services, literature fulfillment, commercial printing, list management, list brokering, advertising consulting, efficiency analyses and other similar activities. If we retain an advertising agent, such agent will be compensated directly by us or its sub-service providers for these advertising and marketing services. This compensation is consistent with accepted normal advertising and marketing industry standards for similar services.

Prior to the offering, there has been no public market for the notes. We do not intend to list the notes on any securities exchange or include them for quotation on Nasdaq. No one is obligated to make a market in the notes, and we do not anticipate that a secondary market for the notes will develop.

 We may vary the terms and conditions of the offer by state, locality or as otherwise described under “Description of the Notes – Interest Rate” and “– Variations in Terms and Conditions” in this prospectus. From time to time, we also may vary the terms and conditions of the securities offered by this prospectus depending on such factors as our liquidity requirements, the interest rate environment and other economic conditions.

LEGAL MATTERS

Certain legal matters in connection with the notes will be passed upon for us by Mark Creatura, Esq., Irvine, California.

EXPERTS

The consolidated financial statements of Consumer Portfolio Services, Inc. as of and for the years ended December 31, 2012 and 2011, have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

GLOSSARY

asset-backed securities — Securities that are backed by financial assets, such as automobile contracts and loans.

automobile contract — A retail installment sales contract or installment loan agreement secured by a new or used automobile, light-duty truck or van.

credit enhancement — Credit enhancement refers to a mechanism that is intended to protect the holders of the asset-backed securities against losses due to defaults by the obligors under the automobile contracts.

excess spread cash flows — The difference between the cash collected from automobile contracts in a securitization or warehouse credit facility in any period and the sum of (i) the interest and principal paid to investors on the indebtedness issued in connection with the securitization or warehouse credit facility, (ii) the costs of servicing the automobile contracts and (iii) certain other costs incurred in connection with completing and maintaining the securitization or warehousing.

overcollateralization — With respect to a securitization or warehouse credit facility, the excess of (a) the aggregate principal balance of the securitized or warehoused pool of automobile contracts over (b) the aggregate outstanding principal amount of the related indebtedness.

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securitization or securitized — The process through which automobile contracts and other receivables are accumulated or pooled and sold to a trust which issues securities representing interests in the trust to investors.

servicing portfolio — All of the automobile contracts that we own and that we have sold in securitizations and into our warehouse credit facilities and service in connection with the Seawest securitizations and, in each case, continue to service.

special purpose entities — Our subsidiaries that were formed for the specific purpose of securitizing our automobile contract receivables and facilitating our warehouse, residual and other financing facilities.

spread account — An account required by the credit enhancer of a securitization or warehouse credit facility in order to protect the credit enhancer against credit losses. Generally, excess spread cash flow from the pool of automobile contracts is credited to the account and retained until the account balance reaches a set maximum balance. If the maximum balance set forth under the terms of a particular securitization or warehouse credit facility is attained, the excess spread cash flows and any surplus in the spread account are returned to us, our residual lenders or the purchaser of a residual interest, as the case may be. The maximum balance in a particular securitization may increase or decrease over time, and also may never be attained in any particular securitization or warehouse credit facility. Any remaining spread account balance is released to us, our residual lenders or the purchaser of a residual interest, as the case may be, upon termination of the securitization or warehouse credit facility.

warehousing — A method in which automobile contracts are financed by financial institutions on a short-term basis. In a warehousing arrangement, which we also refer to as a “warehouse credit facility”, automobile contracts are accumulated or pooled on a daily or less frequent basis and assigned or pledged as collateral for short-term borrowings until they are financed in a securitization.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below are expenses (other than the selling agent’s commissions and expenses) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates depending upon how long the notes are offered and other factors:

Securities and Exchange Commission registration fee	$6,820
NASD filing fee	none
Accounting fees and expenses	35,000
Blue Sky fees and expenses	25,000
Legal fees and expenses	25,000
Printing expenses	100,000
Trustee’s fees and expenses	100,000
Miscellaneous	8,180
TOTAL	$300,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under California law, a California corporation may eliminate or limit the personal liability of a director of the corporation for monetary damages for breach of the director’s duty of care as a director, provided that the breach does not involve certain enumerated actions, including, among other things, intentional misconduct or knowing and culpable violation of the law, acts or omissions which the director believes to be contrary to the best interests of the corporation or its shareholders or which reflect an absence of good faith on the director’s part, the unlawful purchase or redemption of stock, payment of unlawful dividends, and receipt of improper personal benefits. The registrant’s Board of Directors believes that such provisions have become commonplace among major corporations and are beneficial in attracting and retaining qualified directors, and the registrant’s Articles of Incorporation include such provisions.

The registrant’s Articles of Incorporation and Bylaws also impose a mandatory obligation upon the registrant to indemnify any director or officer to the fullest extent authorized or permitted by law (as now or hereinafter in effect), including under circumstances in which indemnification would otherwise be at the discretion of the registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On December 23, 2010, the registrant issued and sold to Levine Leichtman Capital Partners IV, L.P. (“LLCP”), an investment partnership, amended and restated notes in the total principal amount of $52,750,000, together with (i) 880,000 shares of common stock, and (ii) 1,870 shares of a newly-created series of preferred shares (the “Series B Preferred”).  The registrant agreed to seek shareholder approval to convert the shares of the Series B Preferred into 1,870,000 shares of common stock, which conversion occurred in June 2011 upon such approval’s having been obtained. On March 31, 2011, the registrant issued and sold to LLCP a further $5 million note due February 29, 2012.  The registrant also agreed to issue and sell to LLCP further note in the amount of $3,000,000, to be due June 30, 2012.  It was further agreed that the registrant might have the option (subject to certain conditions) to issue and sell to LLCP a second further note in the amount of $5 million, to be due eleven months after issuance. The further $3 million note was issued and sold on April 28, 2011, and the further $5 million note was issued and sold on November 21, 2011. On April 12, 2013, the registrant agreed with LLCP to reduce the interest rate on its remaining outstanding indebtedness to LLCP from 16% per annum to 13%, and to extend the maturity of such indebtedness from December 31, 2013 to June 30, 2014. Such amendments might be considered a repurchase and reissuance of securities. The sales and issuances of such notes, shares and warrants was exempt from registration under the Securities Act of 1933, pursuant to section 4(2) thereof, as a transaction not involving a public offering. Such securities were not offered or sold to any person other than the purchaser.

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Alternative Basis for Exemption

All of the securities issued in the transactions described above were offered and sold exclusively to accredited investors, within the meaning of the Securities Act.

Continuous Offering of Subordinated Notes

On January 7, 2005, the registrant filed a registration statement on Form S-2 to register the public offering to retail investors of $100 million of renewable unsecured subordinated notes (“Renewable Notes”). Such registration statement was declared effective on May 12, 2005, and a post-effective amendment to such registration statement, on Form S-3, was declared effective on April 27, 2006. The registrant sold such renewable Notes continuously from and after May 25, 2005, for cash in amounts equal to the principal amount of the respective notes sold, or, upon election by the noteholders, in lieu of payment for maturing notes. Such sales were conducted through Sumner Harrington Ltd., as registrant’s selling agent on a best efforts basis. An aggregate of $66.0 million of such notes were sold, if one were to count all renewals of such renewable Notes as separate sales. The registrant has been advised that sales pursuant to such registration statement on or after December 1, 2008 and prior to the December 12, 2011 effective date of its registration statement with file number 333-168976 could be deemed sales in an unregistered public offering. The dates and amounts of such sales within the three years immediately preceding the date of filing of this registration statement, counting all renewals of such renewable Notes as separate sales, were as follows, in dollars:

2010
Aug	171,128
Sep	585,807
Oct	857,692
Nov	933,849
Dec	4,201,528

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits. The exhibits listed below are filed as a part of this registration statement. Parenthetical references to other filings refer to filings by the registrant, unless otherwise stated.

Exhibit Number	Description (“**” indicates compensatory plan or agreement.)
3.1	Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to Form 10-K filed March 31, 2009)
3.1.1	Certificate of Designation re Series B Preferred (Incorporated by reference to Exhibit 3.1.1 to Form 8-K filed by the registrant on December 30, 2010)
3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.3 to Form 8-K filed July 20, 2009)
4	Instruments defining the rights of holders of long-term debt of certain consolidated subsidiaries of the registrant are omitted pursuant to the exclusion set forth in subdivisions (b)(iv)(iii)(A) and (b)(v) of Item 601 of Regulation S-K (17 CFR 229.601). The registrant agrees to provide copies of such instruments to the United States Securities and Exchange Commission upon request.
4.1	Indenture re Renewable Unsecured Subordinated Notes (“RUS Notes”) (previously filed as an exhibit to the registrant’s registration statement bearing file number 333-168976 (the “Prior Registration Statement”)
4.2	Form of RUS Notes (included as Exhibit A to the Indenture filed as Exhibit 4.1) (previously filed as an exhibit to the Prior Registration Statement)

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Exhibit Number	Description (“**” indicates compensatory plan or agreement.)
4.3	Supplement No. 1 dated December 7, 2010 to Indenture re RUS Notes (previously filed as an exhibit to the Prior Registration Statement)
4.4	Supplement No. 2 dated January 22, 2014 to Indenture re RUS Notes (filed herewith)
4.5	Form of Subscription Agreement (filed herewith)
4.6	Revolving Credit Agreement dated December 23, 2010 (Incorporated by reference to Exhibit 4.29 to Form 10-K filed March 31, 2011)
4.7	Indenture dated as of April 1, 2011, re notes issued by CPS Auto Receivables Trust 2011-A (Incorporated by reference to Exhibit 4.30 to Form 10-Q filed May 23, 2011)
4.8	Sale and Servicing Agreement dated as of April 1, 2011, related to notes issued by CPS Auto Receivables Trust 2011-A (Incorporated by reference to Exhibit 4.31 to Form 10-Q filed May 23, 2011)
4.9	Indenture dated September 1, 2011 re Notes issued by CPS Auto Receivables Trust 2011-B. (Incorporated by reference to Exhibit 4.32 to current report of the registrant dated September 27, 2011)
4.10	Sale and Servicing Agreement dated as of September 1, 2011. (Incorporated by reference to Exhibit 4.33 to current report of the registrant dated September 27, 2011)
4.11	Credit Agreement dated as of August 6, 2011, including an amendment thereto dated September 14, 2011. (Incorporated by reference to Exhibit 4.34 to Form 10-Q filed November 14, 2011)
4.12	Sale and Servicing Agreement dated as of November 25, 2011 re Notes issued by CPS Auto Receivables Trust 2011-C. (Incorporated by reference to Exhibit 4.33 to current report of the registrant filed December 20, 2011)
4.13	Indenture dated November 25, 2011 re Notes issued by CPS Auto Receivables Trust 2011-C. (Incorporated by reference to Exhibit 4.34 to current report of the registrant filed December 20, 2011)
4.14	Indenture dated March 1, 2012 re Notes issued by CPS Auto Receivables Trust 2012-A. (Incorporated by reference to Exhibit 4.37 to Form 10-Q filed April 24, 2012)
4.15	Sale and Servicing Agreement dated as of March 1, 2012 re Notes issued by CPS Auto Receivables Trust 2012-A. (Incorporated by reference to Exhibit 4.38 to Form 10-Q filed April 24, 2012).
4.16	Indenture dated June 1, 2012 re Notes issued by CPS Auto Receivables Trust 2012-B. (Incorporated by reference to Exhibit 4.39 to Form 8-K filed June 26, 2012).
4.17	Sale and Servicing Agreement dated as of June 1, 2012 re Notes issued by CPS Auto Receivables Trust 2012-B. (Incorporated by reference to Exhibit 4.40 to Form 8-K filed June 26, 2012).
4.18	Indenture dated September 1, 2012 re Notes issued by CPS Auto Receivables Trust 2012-C (Incorporated by reference to Exhibit 4.41 to Form 10-Q filed November 6, 2012).
4.19	Sale and Servicing Agreement dated as of September 1, 2012 re Notes issued by CPS Auto Receivables Trust 2012-C. (Incorporated by reference to Exhibit 4.42 to Form 10-Q filed November 6, 2012).
4.22	Indenture dated March 1, 2013 re Notes issued by CPS Auto Receivables Trust 2013-A. (Incorporated by reference to Exhibit 4.43 to Form 10-Q/A filed August 14, 2013 ).
4.23	Sale and Servicing Agreement dated as of March 1, 2013 re Notes issued by CPS Auto Receivables Trust 2013-A. (Incorporated by reference to Exhibit 4.44 to Form 10-Q/A filed August 14, 2013 ).
4.24	Indenture dated June 1, 2013 re Notes issued by CPS Auto Receivables Trust 2013-B. (Incorporated by reference to Exhibit 4.45 to Form 10-Q/A filed August 14, 2013).
4.25	Sale and Servicing Agreement dated as of June 1, 2013 re Notes issued by CPS Auto Receivables Trust 2013-B. (Incorporated by reference to Exhibit 4.46 to Form 10-Q/A filed August 14, 2013).
4.26	Indenture dated September 1, 2013 re Notes issued by CPS Auto Receivables Trust 2013-C. (Incorporated by reference to Exhibit 4.47 to Form 8-K/A filed October 30, 2013).
4.27	Sale and Servicing Agreement dated as of September 1, 2013 re Notes issued by CPS Auto Receivables Trust 2013-C. (Incorporated by reference to Exhibit 4.48 to Form 8-K/A filed October 30, 2013).

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Exhibit Number	Description (“**” indicates compensatory plan or agreement.)
4.28	Indenture dated December 1, 2013 re Notes issued by CPS Auto Receivables Trust 2013-D. (Incorporated by reference to Exhibit 4.49 to Form 8-K/A filed January 22, 2014).
4.29	Sale and Servicing Agreement dated as of December 1, 2013 re Notes issued by CPS Auto Receivables Trust 2013-D. (Incorporated by reference to Exhibit 4.50 to Form 8-K/A filed January 22, 2014).
5.1	Opinion of Mark Creatura, Esq. with regard to legality of offered notes (filed herewith)
8.1	Opinion of Mark Creatura, Esq. with regard to tax matters (filed herewith)
10.1	1991 Stock Option Plan & forms of Option Agreements thereunder (Incorporated by reference to Exhibit 10.19 to Form S-2, no. 333-121913) **
10.2	Indenture dated as of May 25, 2005 by and between Consumer Portfolio Services, Inc., as obligor, and Wells Fargo Bank, National Association, as trustee (Incorporated by reference to Exhibit 4.1 to Form S-2, no 333-121913)
10.3	1997 Long-Term Incentive Stock Plan ("1997 Plan") (Incorporated by reference to Exhibit 10.20 to Form S-2, no. 333-121913) **
10.4	Form of Option Agreement under 1997 Plan (Incorporated by reference to Exhibit 10.2.1 to Form 10-K filed March 13, 2006) **
10.5	2006 Long-Term Equity Incentive Plan as amended April 18, 2013 (Incorporated by reference to pages A-1 through A-10 of the definitive proxy statement filed by the registrant on March 20, 2013)**
10.5.1	Form of Option Agreement under the 2006 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.14.1 to Form 10-K filed March 9, 2007)**
10.5.2	Form of Option Agreement under the 2006 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 99.(D)(2) to Schedule TO filed November 12, 2009)**
10.5.2	Form of Option Agreement under the 2006 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 99.(D)(3) to Schedule TO filed November 12, 2009)**
10.6	Securities Purchase Agreement between the registrant and Levine Leichtman Capital Partners IV, L. P. ("LLCP"), relating to the sale of an aggregate of $25 million of Notes. (Incorporated by reference to exhibit 99.2 to Schedule 13D filed by LLCP on July 10, 2008)
10.6.1	Am. No. 1 dated July 10, 2008 to Securities Purchase Agreement dated June 30, 2008 between the registrant and LLCP. (Incorporated by reference to Exhibit 10.15.1 to Form 10-Q filed August 11, 2008)
10.6.2	Amendment dated December 23, 2010 to Securities Purchase Agreement dated June 30, 2008 between the registrant and LLCP. Incorporated by reference to Schedule 13D by Levine Leichtman Capital Partners IV, L.P. on January 3, 2011.
10.7	Registration Rights Agreement between the registrant and LLCP. (Incorporated by reference to exhibit 99.6 to Schedule 13D filed by LLCP on July 10, 2008)
10.8	Investor Rights Agreement between the registrant and LLCP. (Incorporated by reference to exhibit 99.7 to Schedule 13D filed by LLCP on July 10, 2008)
10.9	FMV Warrant dated June 30, 2008, issued to LLCP. (Incorporated by reference to the FMV warrant appearing as pages A-1 through A-13 of the preliminary proxy statement filed by the registrant on July 28, 2008.)
10.9.1	Amendment dated March 30, 2012 to FMV Warrant dated June 30, 2008. (Incorporated by reference to Exhibit 10. 1 to the registrant’s report on Form 8-K/A, dated March 30, 2012 and as amended May 30, 2012)
10.10	N Warrant dated June 30, 2008, issued to LLCP. (Incorporated by reference to the N warrant appearing as pages B-1 through B-13 of the preliminary proxy statement filed by the registrant on July 28, 2008.)
10.10.1	Amendment dated March 30, 2012 to N Warrant dated June 30, 2008. (Incorporated by reference to Exhibit 10.2 to the registrant’s report on Form 8-K/A, dated March 30, 2012 and as amended May 30, 2012)
10.11	Amended and Restated Note Purchase Agreement dated July 10, 2008 among the registrant, its subsidiary Folio Funding II, LLC, and Citigroup Financial Products Inc. (Incorporated by reference to Exhibit 10.20 to Form 10-Q filed August 11, 2008)
10.12	Amended and Restated Indenture dated July 10, 2008 among Folio Funding II, LLC, Citigroup Financial Products Inc. and Wells Fargo Bank, N.A. (Incorporated by reference to Exhibit 10.21 to Form 10-Q filed August 11, 2008)
10.13	Performance Guaranty dated July 10, 2008 issued by the registrant in favor of Citigroup Financial Products Inc. (Incorporated by reference to Exhibit 10.22 to Form 10-Q filed August 11, 2008)
10.14	Warrant dated July 10, 2008, issued to Citigroup Global Markets Inc. (Incorporated by reference to Exhibit 10.23 to Form 10-Q filed August 11, 2008)
10.15	Purchase and Sale Agreement re Motor Vehicle Contracts dated as of September 26, 2008 (Incorporated by reference to Exhibit 10.24 to Form 8-K/A filed on November 7, 2008)

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Exhibit Number	Description (“**” indicates compensatory plan or agreement.)
10.16	Transfer and Servicing Agreement dated as of September 26, 2008 (Incorporated by reference to Exhibit 10.25 to Form 8-K/A filed on November 7, 2008)
10.17	Revolving Credit Agreement dated September 25, 2009 among the registrant, its subsidiary Page Four Funding, LLC, and Fortress Credit Corp. ("Fortress") (Incorporated by reference to Exhibit 10.1 to Form 8-K filed October 1, 2009)
10.18	Warrant dated September 25, 2009, issued to an affiliate of Fortress. (Incorporated by reference to Exhibit 10.2 to Form 8-K filed October 1, 2009)
10.18.1	Amendment dated March 30, 2012 to Warrant dated September 25, 2009. (Incorporated by reference to Exhibit 10.3 to the registrant’s report on Form 8-K/A, dated March 30, 2012 and as amended May 30, 2012)
10.19	Series G Warrant dated March 26, 2010. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed April 1, 2010
10.20	Executive Management Bonus Plan of the registrant (Incorporated by reference to pages B-1 through B-3 of the definitive proxy statement filed by the registrant on March 20, 2013).**
10.21	Warehouse Loan Agreement dated May 11, 2012 (Incorporated by reference to Exhibit 10.1 to the registrant’s report on Form 8-K/A, dated May 11, 2012 and as amended May 30, 2012)
10.22	Sale and Servicing Agreement dated May 11, 2012 (Incorporated by reference to Exhibit 10.2 to the registrant’s report on Form 8-K/A, dated May 11, 2012 and as amended May 30, 2012)
21	List of subsidiaries of the registrant (Incorporated by reference to Exhibit 21 to Form 10-K filed March 6, 2012)
23.1	Consent of Crowe Horwath LLP (filed herewith).
24	Power of Attorney (included in signature page of original filing of this registration statement).
25.1	Statement of Eligibility of Trustee. (filed herewith)

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) [intentionally omitted]

(5) For the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 23, 2014.

Consumer Portfolio Services, Inc.

Date: January 23, 2014	By:	/s/ Jeffrey P. Fritz
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

*	Chairman of the Board of Directors, President, and	January 23, 2014
Charles E. Bradley, Jr.	Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey P. Fritz	Chief Financial Officer	January 23, 2014
Jeffrey P. Fritz	(Principal Financial and Accounting Officer)

*	Director	January 23, 2014
Chris A. Adams

*	Director	January 23, 2014
Brian J. Rayhill

*	Director	January 23, 2014
William B. Roberts

*	Director	January 23, 2014
Gregory S. Washer

*	Director	January 23, 2014
Daniel C. Wood

* By: /s/ Jeffrey P. Fritz

Attorney-in-Fact

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